Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-258290, 333-258290-01, 333-258290-02, and 333-258290-03

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Invitation Homes Operating Partnership LP 2.300% Senior Notes due 2028	$600,000,000	99.871%	$599,226,000	$55,549
Invitation Homes Inc., Invitation Homes OP GP LLC and IH Merger Sub, LLC Guarantees of 2.300% Senior Notes due 2028	(2)	(2)	(2)	(2)
Invitation Homes Operating Partnership LP 2.700% Senior Notes due 2034	$400,000,000	99.809%	$399,236,000	$37,010
Invitation Homes Inc., Invitation Homes OP GP LLC and IH Merger Sub, LLC Guarantees of 2.700% Senior Notes due 2034	(2)	(2)	(2)	(2)

(1)

The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrants initially deferred payment of all of the registration fees for Registration Statement Nos. 333-258290, 333-258290-01, 333-258290-02, and 333-258290-03 filed by the registrants on July 30, 2021.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Act, no separate fee is payable with respect to the guarantees being registered hereby.

Prospectus Supplement

(To Prospectus dated July 30, 2021)

Invitation Homes Operating Partnership LP

$600,000,000    2.300% Senior Notes Due 2028

$400,000,000    2.700% Senior Notes Due 2034

guaranteed by

Invitation Homes Inc.

Invitation Homes OP GP LLC

IH Merger Sub, LLC

Invitation Homes Operating Partnership LP (the “operating partnership”) is offering $600,000,000 aggregate principal amount of its 2.300% Senior Notes due 2028 (the “2028 Notes”) and $400,000,000 aggregate principal amount of its 2.700% Senior Notes due 2034 (the “2034 Notes” and, together with the 2028 Notes, the “notes”). The 2028 Notes will bear interest at the rate of 2.300% per year and will mature on November 15, 2028, and the 2034 Notes will bear interest at the rate of 2.700% per year and will mature on January 15, 2034. Interest on the 2028 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2022, and interest on the 2034 Notes will be paid semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2022. The operating partnership may redeem the notes at its option and sole discretion, at any time in whole or from time to time in part, for cash at the applicable redemption price described in this prospectus supplement in the section entitled “Description of Notes—The Operating Partnership’s Redemption Rights.”

The notes will be the operating partnership’s senior unsecured obligations and will rank equally in right of payment with all of the operating partnership’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to all of the operating partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness). In addition, the notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, whether secured or unsecured, of the operating partnership’s subsidiaries that do not guarantee the notes and of any entity the operating partnership accounts for using the equity method of accounting, and all preferred equity not owned by the operating partnership, if any, in any of the operating partnership’s subsidiaries that do not guarantee the notes and in any entity the operating partnership accounts for using the equity method of accounting.

Each series of notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Invitation Homes Inc., a limited partner of the operating partnership, Invitation Homes OP GP LLC, a wholly-owned subsidiary of Invitation Homes Inc. and the sole general partner of the operating partnership, IH Merger Sub, LLC, a wholly-owned subsidiary of Invitation Homes Inc. and a limited partner of the operating partnership, and, following the original issue date of the notes, by Invitation Homes Inc.’s subsidiaries (other than the operating partnership, Invitation Homes OP GP LLC and IH Merger Sub, LLC) if, and for so long as, such subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness (as defined below). The notes will not be initially guaranteed by any of Invitation Homes Inc.’s subsidiaries (other than Invitation Homes OP GP LLC and IH Merger Sub, LLC). Each guarantee will be a senior unsecured obligation of the applicable guarantor, will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of such guarantor and will be effectively subordinated in right of payment to all existing and future secured indebtedness and secured guarantees of such guarantor (to the extent of the value of the collateral securing such indebtedness or guarantees), all existing and future indebtedness and other liabilities, whether secured or unsecured, of such guarantor’s subsidiaries that do not guarantee the notes and of any entity such guarantor accounts for using the equity method of accounting, and all preferred equity not owned by such guarantor, if any, in any of such guarantor’s subsidiaries that do not guarantee the notes and in any entity such guarantor accounts for using the equity method of accounting.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risks set forth under the caption “Item 1A. Risk Factors” included in Invitation Homes Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission, which are incorporated by reference herein and the accompanying prospectus, for certain risks relevant to an investment in the notes.

	2028 Notes		2034 Notes
	Per Note	Total	Per Note	Total
Public offering price(1)	99.871%	$599,226,000	99.809%	$399,236,000
Underwriting discount(2)	0.625%	$3,750,000	0.675%	$2,700,000
Proceeds, before expenses, to Invitation Homes Operating Partnership LP	99.246%	$595,476,000	99.134%	$396,536,000

(1)	Plus accrued interest from November 5, 2021 if settlement occurs after that date.
(2)	We refer you to “Underwriting” in this prospectus supplement for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery in book-entry only form through The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear system, on or about November 5, 2021.

Joint Book-Running Managers

Wells Fargo Securities	Deutsche Bank Securities	Goldman Sachs & Co. LLC
BofA Securities	Credit Suisse	J.P. Morgan
Mizuho Securities		PNC Capital Markets LLC

Co-Managers

Citigroup	KeyBanc Capital Markets	Morgan Stanley
RBC Capital Markets	BMO Capital Markets	BNP PARIBAS
BNY Mellon Capital Markets, LLC	Capital One Securities	Raymond James
Regions Securities LLC	Scotiabank	US Bancorp
Academy Securities	Comerica Securities	Ramirez & Co., Inc.

November 1, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

Invitation Homes Operating Partnership LP (the “operating partnership”) is a Delaware limited partnership. Invitation Homes Inc. (“INVH”) is a Maryland corporation and a limited partner of the operating partnership. Invitation Homes OP GP LLC (the “General Partner”) is a Delaware limited liability company, a wholly-owned subsidiary of INVH and the sole general partner of the operating partnership. IH Merger Sub, LLC (“IH Merger Sub”) is a Delaware limited liability company, a wholly-owned subsidiary of INVH and a limited partner of the operating partnership. Unless the context suggests otherwise, references to the “Company,” “we,” “our” and “us” refer to INVH and its consolidated subsidiaries including the operating partnership, the General Partner and IH Merger Sub.

S-i

Neither we nor the underwriters have authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you. We and the underwriters are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales thereof are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and the use of the net proceeds from this offering, and other non-historical statements. In some cases, you can identify these forward- looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry and our business model, macroeconomic factors beyond our control, competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association fees and insurance costs, our dependence on third parties for key services, risks related to the evaluation of properties, poor resident selection and defaults and non-renewals by our residents, performance of our information technology systems, risks related to our indebtedness and risks related to the potential negative impact of the ongoing COVID-19 pandemic on our financial condition, results of operations, cash flows, business, associates and residents. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Moreover, many of these factors have been heightened as a result of the ongoing and numerous adverse impacts of COVID-19. We believe these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report on Form 10-K”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at https://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement, the accompanying prospectus, in the Annual Report on Form 10-K, and in our other periodic filings with the SEC. The forward-looking statements speak only as of the date of this prospectus supplement, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

S-iii

SUMMARY

This summary does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before making an investment decision, especially the risks discussed under “Risk Factors” and our financial statements and the related notes which are incorporated by reference herein, before you decide to invest in the notes.

Invitation Homes

We are a leading owner and operator of single-family homes for lease, offering residents high-quality homes in sought-after neighborhoods across America. With over 80,000 homes for lease in 16 markets across the country as of September 30, 2021, we are meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools. Our mission statement, “Together with you, we make a house a home,” reflects our commitment to high-touch service that continuously enhances residents’ living experiences and provides homes where individuals and families can thrive.

We operate in markets with strong demand drivers, high barriers to entry, and high rent growth potential, primarily in the Western United States, Florida, and the Southeast United States. Through disciplined market and asset selection, as well as through strategic mergers and acquisitions, we designed our portfolio to capture the operating benefits of local density as well as economies of scale that we believe cannot be readily replicated. Since our founding in 2012, we have built a proven, vertically integrated operating platform that enables us to effectively and efficiently acquire, renovate, lease, maintain, and manage our homes.

We invest in markets that we expect will exhibit lower new supply, stronger job and household formation growth, and superior net operating income growth relative to the broader U.S. housing and rental markets. Within our 16 markets, we target attractive neighborhoods in in-fill locations with multiple demand drivers, such as proximity to major employment centers, desirable schools, and transportation corridors. As of September 30, 2021, our homes averaged approximately 1,870 square feet with three bedrooms and two bathrooms, appealing to a resident base that we believe is less transitory than the typical multifamily resident. We invest in the upfront renovation of homes in our portfolio in order to address capital needs, reduce ongoing maintenance costs, and drive resident demand. The in-fill locations and high quality of our homes and service further differentiate our resident experience, which we continue to refine.

For a description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Invitation Homes Inc. was incorporated in Delaware on October 4, 2016. Effective February 6, 2017, Invitation Homes Inc. converted, pursuant to Maryland and Delaware law, from a Delaware corporation to a Maryland corporation. Invitation Homes Operating Partnership LP was formed in Delaware on December 14, 2016. All of our assets are held by, and all of our operations are conducted through, the operating partnership, either directly or through subsidiaries. Invitation Homes OP GP LLC, a wholly owned subsidiary of Invitation Homes Inc., is the sole general partner of the operating partnership and was formed in Delaware on December 14, 2016. IH Merger Sub, LLC, a wholly owned subsidiary of Invitation Homes Inc., is a limited partner of the operating partnership and was formed in Delaware on August 8, 2017. Our principal executive offices are located at 1717 Main Street, Suite 2000, Dallas, Texas 75201 and our telephone number is (972) 421-3600.

The Offering

The following contains basic information about the notes and is not complete. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the sections entitled “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Unless otherwise expressly stated or the context otherwise required, references under this caption “The Offering” to the “notes,” the “indenture” governing the notes and the “guarantee” refer to the applicable series of notes, the respective indenture governing such series of notes and the respective guarantee relating to such series of notes, as applicable, references to the operating partnership refer to Invitation Homes Operating Partnership LP, excluding its subsidiaries, and references to the Company refer to Invitation Homes Inc., excluding its subsidiaries.

Issuer of Notes	Invitation Homes Operating Partnership LP

Guarantors	Invitation Homes Inc., the General Partner and IH Merger Sub. The notes will not be initially guaranteed by any of the Company’s subsidiaries (other than the General Partner and IH Merger Sub).

Securities Offered	$600,000,000 aggregate principal amount of 2.300% Senior Notes due 2028 and $400,000,000 aggregate principal amount of 2.700% Senior Notes due 2034.

Maturity Date	Unless earlier redeemed, at the operating partnership’s option, the 2028 Notes will mature on November 15, 2028 and the 2034 Notes will mature on January 15, 2034.

Interest Rate	2.300% per year for the 2028 Notes and 2.700% per year for the 2034 Notes, accruing from, and including November 5, 2021.

Interest Payment Dates	Interest on the 2028 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2022. Interest on the 2034 Notes will be paid semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2022.

Optional Redemption	The operating partnership may redeem the 2028 Notes or the 2034 Notes at its option and sole discretion, at any time or from time to time prior to September 15, 2028 (two months prior to their maturity date) or to October 15, 2033 (three months prior to their maturity date), respectively, in whole or in part, at the applicable redemption price described herein. If the 2028 Notes or the 2034 Notes are redeemed on or after September 15, 2028 (two months prior to the maturity date) or on or after October 15, 2033 (three months prior to the maturity date), respectively, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date. For additional information, see “Description of Notes—The Operating Partnership’s Redemption Rights.”

Ranking of Notes	The notes will be the operating partnership’s senior unsecured obligations and will rank equally in right of payment with all of the operating partnership’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to:

•	all of the operating partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of the operating partnership’s subsidiaries that do not guarantee the notes and of any entity the operating partnership accounts for using the equity method of accounting; and

•

all preferred equity not owned by the operating partnership, if any, in any of the operating partnership’s subsidiaries that do not guarantee the notes and in any entity the operating partnership accounts for using the equity method of accounting.

Assuming the operating partnership had completed the offering of the notes on September 30, 2021 and without taking into account the use of proceeds from the offering of the notes (and excluding $199.3 million of securitization retained certificates that were retained for risk retention purposes), the notes would have been effectively subordinated to approximately $3.9 billion of total consolidated mortgage debt outstanding and $403.4 million outstanding under the secured term loan. At such date, the Company and the operating partnership had no unsecured indebtedness or preferred equity outstanding, other than $2.5 billion outstanding under the operating partnership’s term loan facility, $146.5 million of the Company’s 3.50% convertible senior notes due 2022 outstanding, $150.0 million of the operating partnership’s 2.46% Senior Notes, Series A, due May 25, 2028, $150.0 million of the operating partnership’s 3.18% Senior Notes, Series B, due May 25, 2036 and $650.0 million of the operating partnership’s 2.00% Senior Notes due August 15, 2031. In addition, as of September 30, 2021, the operating partnership had $1.0 billion of borrowing capacity available (subject to customary conditions) under its revolving credit facility.

Guarantees	Each series of notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company, the General Partner and IH Merger Sub (together, the “Parent Guarantors”) and, following the original issue date of the notes, by the Company’s subsidiaries (other than the operating partnership, the General Partner and IH Merger Sub) if, and for so long as, such subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness. The notes will not be initially guaranteed by any of the Company’s subsidiaries (other than the General Partner and IH Merger Sub).

Each guarantee will be a senior unsecured obligation of the applicable guarantor and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of such guarantor. A guarantor’s guarantee of the notes will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of such guarantor (to the extent of the value of the collateral securing such indebtedness or guarantees);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of such guarantor’s subsidiaries that do not guarantee the notes and of any entity such guarantor accounts for using the equity method of accounting; and

•

all preferred equity not owned by such guarantor, if any, in any of such guarantor’s subsidiaries that do not guarantee the notes and in any entity such guarantor accounts for using the equity method of accounting.

Guarantees of the notes by the Company’s subsidiaries, if any, may be automatically released under various circumstances. See “Risk Factors—Some of the guarantees may be released automatically” in this prospectus supplement.

The Company has no material assets other than its investment in the operating partnership.

Certain Covenants	The indenture relating to the notes will contain certain covenants that, among other things, limit:

•

the ability of the operating partnership, any Parent Guarantor, and any of the Company’s subsidiaries (other than the operating partnership, the General Partner and IH Merger Sub) that guarantee the notes, if any, to consummate a merger, consolidation or sale of all or substantially all of the such entity’s assets; and

•	the ability of the Company and its subsidiaries, including the operating partnership, to incur secured and unsecured indebtedness.

In addition, the Company and its subsidiaries, on a consolidated basis, will be required to maintain total unencumbered assets of at least 150% of the total unsecured indebtedness of the Company and its subsidiaries on a consolidated basis.

The covenants contained in the indenture are subject to a number of important exceptions and qualifications. For additional information, see “Description of Notes—Certain Covenants.”

No Limitation on Incurrence of New Debt	Subject to compliance with covenants relating to the Company’s aggregate debt, debt service, maintenance of total unencumbered assets and aggregate secured debt, the indenture will not limit the amount of debt the Company, the operating partnership or any of their respective subsidiaries may issue under the indenture or otherwise.

Absence of a Public Market for the Notes	Each series of notes is a new issue of securities with no established trading market. The operating partnership does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised the operating partnership that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice.

Use of Proceeds	The operating partnership expects that the net proceeds from this offering will be approximately $991.5 million, after deducting the underwriting discount and estimated expenses. The operating partnership intends to use a portion of the net proceeds from this offering to repay all $184.4 million of the securitization-related mortgage loan labeled IH 2017-2, and the remaining net proceeds to repay a portion of the securitization-related mortgage loan labeled IH 2018-3 and for general corporate purposes, which may include, without limitation, working capital, repayment of indebtedness, acquisitions and renovations of single-family properties and for related activities in accordance with our business strategy. See “Use of Proceeds.”

Certain of the underwriters and/or their respective affiliates are lenders under or hold positions in the indebtedness to be repaid and, accordingly, will receive a portion of the proceeds of this offering. See “Underwriting—Other Relationships.”

Trustee	U.S. Bank National Association is the trustee under the indenture relating to the notes.

Book-entry	Each series of notes will be issued in book-entry only form and will be represented by one or more permanent global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and such interests may not be exchanged for notes in certificated form, except in limited circumstances described under “Description of Notes—Exchange of Global Notes for Certificated Notes.”

Tax Considerations	Prospective investors should consult their tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Additional Issuances	The operating partnership may, from time to time, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions (except for any difference in the issue date, initial public offering price and, if applicable, the date from which interest thereon will begin to accrue and the initial interest payment date) and with the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the applicable notes offered hereby. The applicable notes offered by this prospectus supplement and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Governing Law	The indenture, the notes and the guarantees will be governed by the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, and the information set forth under the heading “Item 1A. Risk Factors” in the Annual Report on Form 10-K along with the other information included elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, before making a decision to invest in the notes.

RISK FACTORS

Investing in the notes involves risks. This section describes some, but not all, of the risks of investing in the notes. The Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, also contains a “Risk Factors” section. You should carefully consider the risks described in such “Risk Factors” sections in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. In addition, you should carefully review the factors discussed below and the cautionary statements referred to in the section entitled “Disclosure Regarding Forward-Looking Statements” in this prospectus supplement.

Our indebtedness may expose us to the risk of default under our debt obligations and limit our ability to obtain additional financing and fulfill our obligations under the notes.

Assuming the operating partnership had completed the offering of the notes on September 30, 2021 and without taking into account the use of proceeds from the offering of the notes (and excluding $199.3 million of securitization retained certificates that were retained for risk retention purposes), the notes would have been effectively subordinated to approximately $3.9 billion of total consolidated mortgage debt outstanding and $403.4 million outstanding under the secured term loan. At such date, the Company and the operating partnership had no unsecured indebtedness or preferred equity outstanding, other than $2.5 billion outstanding under the operating partnership’s term loan facility, $146.5 million of the Company’s 3.50% convertible senior notes due 2022 outstanding, $150.0 million of the operating partnership’s 2.46% Senior Notes, Series A, due May 25, 2028, $150.0 million of the operating partnership’s 3.18% Senior Notes, Series B, due May 25, 2036 and $650.0 million of the operating partnership’s 2.00% Senior Notes due August 15, 2031. In addition, as of September 30, 2021, the operating partnership had $1.0 billion of borrowing capacity available (subject to customary conditions) under its revolving credit facility.

The requirements imposed by our debt agreements with regard to servicing the debt through payments of principal and/or interest, as well as the limitations associated with the applicable restrictive covenants, subject us to the potential for defaulting on those debt agreements through the failure to satisfy the debt service requirements or non-compliance with the covenants. An occurrence of default could cause the debt to become due and payable. Provisions of our other debt agreements may contain cross default provisions whereby the default on one of our debt agreements could cause other debt agreements to be in default, leading those debt agreements to also be due and payable.

Our default on our debt agreements could have significant adverse consequences to holders of the notes, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments with respect to the notes and our other indebtedness;

•

we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon investment opportunities or meet ongoing operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of the maturing indebtedness;

•	because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense, thereby adversely impacting our cash flows;

•

should we seek to hedge any of our floating rate indebtedness, we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility;

•	we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•

we may default on any secured debt obligations we may have and the lenders or mortgagees may foreclose on our properties subject to such indebtedness or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may be restricted from accessing some of our excess cash flow after debt service;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flows and cash available for distribution, including our ability to satisfy our debt service obligations with respect to the notes, could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the real estate investment trust (“REIT”) distribution requirements imposed by the Internal Revenue Code of 1986, as amended.

Additionally, payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our other cash needs or to make distributions to our common stockholders that are necessary to maintain our REIT qualification.

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes will be the operating partnership’s senior unsecured obligations and will rank equally in right of payment with all of the operating partnership’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to:

•	all of the operating partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of the operating partnership’s subsidiaries that do not guarantee the notes and of any entity the operating partnership accounts for using the equity method of accounting; and

•

all preferred equity not owned by the operating partnership, if any, in any of the operating partnership’s subsidiaries that do not guarantee the notes and in any entity the operating partnership accounts for using the equity method of accounting.

Similarly, each guarantee of the notes will be a senior unsecured obligation of the applicable guarantor and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of such guarantor. A guarantor’s guarantee of the notes will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of such guarantor (to the extent of the value of the collateral securing such indebtedness or guarantees);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of such guarantor’s subsidiaries that do not guarantee the notes and of any entity such guarantor accounts for using the equity method of accounting; and

•

all preferred equity not owned by such guarantor, if any, in any of such guarantor’s subsidiaries that do not guarantee the notes and in any entity such guarantor accounts for using the equity method of accounting.

Although the indenture that will govern the notes will contain covenants that will limit the ability of the Company and its subsidiaries (including the operating partnership) to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions. Moreover, the Company and its subsidiaries (including the operating partnership) may be able to incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants.

In the event of the bankruptcy, liquidation, reorganization or other winding up of the operating partnership or any guarantor (including the Company), assets that secure any of their respective secured indebtedness, secured guarantees and other secured obligations will be available to pay their respective obligations under the notes or the guarantees of the notes, as applicable, and their other respective unsecured indebtedness, unsecured guarantees and other unsecured obligations only after all of their respective indebtedness, guarantees and other obligations secured by those assets has been repaid in full, and we caution you that there may not be sufficient assets remaining to pay amounts due on any or all the notes or the guarantees of the notes, as the case may be, then outstanding. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of the subsidiaries of the operating partnership or the guarantors, the rights of holders of indebtedness and other obligations of the operating partnership (including the notes) or the guarantors (including their respective guarantees of the notes), as the case may be, will be effectively subordinated to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations of or guaranteed by that subsidiary, except to the extent that the operating partnership or any guarantor, as the case may be, is itself a creditor with recognized claims against that subsidiary, in which case those claims would still be effectively subordinated to all indebtedness, guarantees and other obligations secured by mortgages or other liens on the assets of that subsidiary (to the extent of the value of those assets) and would be subordinate to all indebtedness, guarantees and other obligations of that subsidiary senior to that held by the operating partnership or the guarantors, as the case may be. Moreover, in the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiary of the operating partnership or the guarantors, the rights of holders of indebtedness and other obligations of the operating partnership (including the notes) or the guarantors (including their respective guarantees of the notes), as the case may be, will be effectively subordinated to any preferred equity interests in that subsidiary held by persons other than the operating partnership or the guarantors, as the case may be. In addition, in the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiary or other entity that the operating partnership or the guarantors account for using the equity method of accounting, the rights of holders of indebtedness and other obligations of the operating partnership (including the notes) or the guarantors (including their respective guarantees of the notes), as the case may be, will be subject to the prior claims of that entity’s creditors and the holders of any indebtedness or other obligations of or guaranteed by that entity, except to the extent that the operating partnership or any guarantor, as the case may be, is itself a creditor with recognized claims against that entity, in which case those claims would still be effectively subordinated to all indebtedness, guarantees and other obligations secured by mortgages or other liens on the assets of that entity (to the extent of the value of those assets) and would be subordinate to all indebtedness, guarantees and other obligations of that entity senior to that held by the operating partnership or the guarantors, as the case may be.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash flows from our operations in the future. Our operating cash flow is subject to, among other factors, general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control. The instruments and agreements governing some of our outstanding indebtedness (including borrowings under the operating partnership’s revolving credit facility) contain provisions that require us to repay that indebtedness under specified circumstances or upon the occurrence of specified events (including certain changes of control of the Company) and our future debt agreements and debt securities may contain similar provisions or may require that we repurchase or offer to repurchase the applicable indebtedness for cash under specified circumstances or upon the occurrence of specified changes of control of the Company or the operating partnership or other events. We may not have sufficient funds to pay our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase), and we may not be able to arrange for the financing necessary to make those payments, on favorable terms or at all. In addition, our ability to make required payments on our indebtedness when due (including upon any such required repurchase, repayment or offer to repurchase) may be limited by the terms of other debt instruments or agreements. Any of these events could materially adversely affect our ability to make payments of principal and interest on the notes when due and could prevent us from making those payments altogether.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the notes, or to fund our other liquidity needs, including cash distributions necessary to maintain the Company’s REIT status. Additionally, if we incur additional indebtedness, including for the purpose of funding future investment activities or for any other purpose, our debt service obligations would increase.

We may need to or seek to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition, results of operations and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity financing, delaying additional investments in income producing properties, postponing capital expenditures, or discontinuing the pursuit of strategic acquisitions or alliances, any of which could have a material adverse effect on our financial condition, results of operations, cash flows, the trading price of our securities (including the notes) and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders.

The agreements governing our indebtedness contain, and the indenture governing the notes will contain, restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions and operate our business.

The agreements governing our indebtedness contain and the indenture governing the notes will contain restrictions and covenants that limit or will limit our ability to operate our business. The agreements governing our indebtedness contain covenants and other restrictions that affect, among other things, our ability to:

•	incur indebtedness;

•	create liens on assets;

•	sell or substitute assets;

•	manage our cash flows; and

•	make distributions to equity holders.

The indenture governing the notes will also contain covenants and other restrictions that will affect, among other things, our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.

In addition, the indenture governing the notes will require us to maintain at all times a specified ratio of unencumbered assets to unsecured debt. These covenants, as well as any additional covenants to which we may be subject in the future because of additional indebtedness, could cause us to forgo investment opportunities or obtain financing that is more expensive than financing we could obtain if we were not subject to such covenants.

Despite our current level of indebtedness, we may incur significantly more debt, which could exacerbate any or all of the risks described above, and adversely impact our ability to pay the principal of or interest on the notes.

We may be able to incur substantial additional indebtedness in the future. Although the agreements governing the operating partnership’s revolving credit facility and certain other indebtedness limit, and the indenture governing the notes will limit, our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, we may, in compliance with these restrictions, incur additional indebtedness, which could be substantial. To the extent that we incur additional indebtedness, the risks associated with our leverage as described above, including our possible inability to service our debt, would increase. In addition, the agreements governing the operating partnership’s revolving credit facility and certain other indebtedness, and the indenture governing the notes, will not prevent us from incurring obligations that do not constitute indebtedness.

The Parent Guarantors do not have any significant operations or material assets other than their partnership interests in the operating partnership.

Each series of notes will be fully and unconditionally guaranteed by the Parent Guarantors. The Parent Guarantors do not have any significant operations or material assets other than their partnership interests in the operating partnership. Accordingly, if the operating partnership fails to make a payment on the notes when due, there can be no assurance that the Parent Guarantors would have the necessary funds to pay that amount due pursuant to their guarantees.

Furthermore, as described above under “—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes,” each Parent Guarantor’s guarantee will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of such Parent Guarantor (to the extent of the value of the collateral securing such indebtedness or guarantees);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of such Parent Guarantor’s subsidiaries that do not guarantee the notes and of any entity such Parent Guarantor accounts for using the equity method of accounting; and

•

all preferred equity not owned by such Parent Guarantor, if any, in any of such Parent Guarantor’s subsidiaries that do not guarantee the notes and in any entity such Parent Guarantor accounts for using the equity method of accounting.

Federal and state laws allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by the guarantors of the notes, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred or entered into its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

We cannot be certain as to the standards a court would use to determine whether reasonably equivalent value or fair consideration was received by the guarantors for their respective guarantees of the notes. If a court voided any such guarantee, holders of the notes would no longer have a claim against such guarantor. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void any guarantor’s guarantee of the notes, require the return of monies paid by such guarantor or subordinate the guarantee to other obligations of such guarantor, we could not assure you that funds would be available to pay the notes from any of our subsidiaries or from any other source.

There is no prior public market for either series of the notes, and if an active trading market does not develop for either series of the notes, you may not be able to resell them.

The operating partnership does not intend to apply for listing of either series of the notes on any securities exchange or for quotation of either series of the notes on any automated dealer quotation system. As a result, an active trading market for either series of the notes may not develop or be sustained. The underwriters have advised the operating partnership that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that any market for either series of the notes will develop, or if one does develop, that it will be liquid. If either series of the notes is traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. If an active trading market does not develop, the market price and liquidity of the applicable series of notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the notes at a particular time, at attractive prices, or at all. Thus, you may be required to bear the financial risk of your investment in the notes indefinitely.

The market price of a series of the notes may fluctuate significantly.

The market price of a series of the notes may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results, adjusted funds from operations, cash flows, liquidity or distributions;

•	our ability to successfully execute on our investment strategy;

•	our ability to successfully complete investments and lease acquired properties;

•	changes in our earnings estimates or those of research analysts;

•	publication of research reports about us, the real estate industry generally or the sectors in which we invest;

•	the failure to maintain our current credit ratings or comply with our debt covenants;

•	increases in market interest rates;

•	changes in market valuations of similar companies;

•	adverse market reaction to any debt or equity securities we may issue or additional debt we may incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional investors invested in the Company;

•	speculation in the press or investment community;

•	high levels of volatility in the credit markets;

•	adverse market reactions as a result of epidemics, pandemics or other outbreaks of illness, disease or virus (such as the strain of coronavirus known as COVID-19);

•	general market and economic conditions; and

•	the realization of any of the other risk factors included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Many of the factors listed above are beyond our control. These factors may cause the market price of a series of the notes to decline, regardless of our financial condition, results of operations, business or prospects. We cannot assure you that the market price of a series of the notes will not fall in the future, and as a result it may be difficult for investors to resell such series of the notes at prices they find attractive, or at all.

An increase in interest rates could result in a decrease in the market value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of a series of your notes may decline. We are not able to predict the future level of market interest rates.

A downgrade in our credit ratings could materially adversely affect our business and financial condition and the market value of the notes.

The credit ratings assigned to each series of the notes and other debt securities or other indebtedness of the operating partnership could change based upon, among other things, our results of operations and financial condition. These ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, these credit ratings are not recommendations to buy, sell or hold each series of the notes or any other securities. If any of the credit rating agencies that have rated each series of the notes or other debt securities or other indebtedness of the operating partnership downgrades or lowers its credit rating, or if any credit rating agency indicates that it has placed any such rating on a so-called “watch list” for a possible downgrading or lowering or otherwise indicates that its outlook for that rating is negative, it could have a material adverse effect on the market value of each series of the notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, results of operations, cash flows and our ability to satisfy our debt service obligations (including payments on the notes) and could also have a material adverse effect on the market value of each series of the notes.

Some of the guarantees may be released automatically.

Although the Company’s subsidiaries (other than the General Partner and IH Merger Sub) will not initially guarantee the notes, guarantees, if any, of the notes by the Company’s subsidiaries may be automatically released under various circumstances described under “Description of Notes—Guarantees.” Such release may occur at any time in the following circumstances:

•

such subsidiary no longer guaranteeing or otherwise being an obligor (or which guarantee or obligation is being simultaneously released or will be immediately released after the release of the subsidiary from its guarantee of the notes) in respect of Triggering Indebtedness, provided that any release of such subsidiary’s guarantee pursuant to this bullet point will not limit the obligation of such subsidiary to guarantee the notes at any time after such release if such subsidiary subsequently, directly or indirectly, guarantees, or otherwise becomes obligated in respect of, Triggering Indebtedness;

•

such subsidiary consolidating with, merging into or transferring all of its properties or assets to another guarantor, and as a result of, or in connection with, such transaction such subsidiary dissolves or otherwise ceases to exist;

•

if the operating partnership exercises its legal defeasance option or its covenant defeasance option or if the operating partnership’s obligations under the indenture are discharged in accordance with the terms of the indenture, as described in “Description of Notes—Defeasance” and “Description of Notes Satisfaction and Discharge”;

•	upon the sale or other disposition (including by way of consolidation or merger) of such subsidiary; or

•	upon the sale or disposition of all or substantially all of the assets of such subsidiary;

provided, however, that in the case of the fourth and fifth bullet points above, (1) such sale or other disposition is made to a person other than the Company or any of its other subsidiaries and (2) such sale or disposition is otherwise permitted by the indenture.

USE OF PROCEEDS

The operating partnership expects that the net proceeds from this offering will be approximately $991.5 million, after deducting the underwriting discounts and estimated expenses. The operating partnership expects that the sales of the 2028 Notes and the 2034 Notes will take place concurrently. However, the sales of the 2028 Notes and the 2034 Notes are not conditioned upon each other, and the operating partnership may consummate the sale of one series and not the other, or consummate the sales at different times. The operating partnership intends to use a portion of the net proceeds from this offering to repay all $184.4 million of the securitization-related mortgage loan labeled IH 2017-2, and the remaining net proceeds to repay a portion of the securitization-related mortgage loan labeled IH 2018-3 and for general corporate purposes, which may include, without limitation, working capital, repayment of indebtedness, acquisitions and renovations of single-family properties and for related activities in accordance with our business strategy.

The following table sets forth a summary of IH 2017-2 and IH 2018-3 as of September 30, 2021:

	Maturity Date(1)	Maturity Date if Fully Extended(2)	Interest Rate(3)	Range of Spreads(4)	Outstanding Principal Balance (in thousands)(5)
IH 2017-2(6)	December 9, 2021	December 9, 2024	1.15%	91-151 bps	$184,400
IH 2018-3	July 9, 2022	July 9, 2025	1.20%	105-135 bps	$819,039

(1)	The maturity dates above reflect all extension options that have been exercised.
(2)	Represents the maturity date if we exercise each of the remaining one year extension options available, which are subject to certain conditions being met.
(3)

Interest rates are based on a weighted average spread over the London Interbank Offer Rate (“LIBOR”) (or a comparable or successor rate as provided for in our loan agreements), plus applicable servicing fees; as of September 30, 2021, LIBOR was 0.08%.

(4)	Range of spreads is based on outstanding principal balances as of September 30, 2021.
(5)	Outstanding principal balance is net of discounts and does not include deferred financing costs, net.
(6)	On September 13, 2021, we submitted a notification to begin the process to exercise an extension of the maturity date of the IH 2017-2 mortgage loan from December 9, 2021 to December 8, 2022.

Pending application of the proceeds as described above, we intend to use the net proceeds from this offering to invest in short-term interest-bearing accounts and securities as is consistent with our intention to maintain our qualification for taxation as a REIT, including, for example, government and governmental agency securities, certificates of deposit and bank deposits.

Certain of the underwriters and/or their respective affiliates are lenders under or hold positions in the indebtedness to be repaid and, accordingly, will receive a portion of the proceeds of this offering. See “Underwriting—Other Relationships.”

DESCRIPTION OF NOTES

Unless otherwise indicated or unless the context requires otherwise, references to the “notes,” the “indenture” and the “guarantee” governing the notes refer to the 2028 Notes, the 2028 Notes indenture (as defined below) governing the 2028 Notes and the guarantee relating to the 2028 Notes, and the 2034 Notes, the 2034 Notes indenture (as defined below) governing the 2034 Notes and the guarantee relating to the 2034 Notes, respectively. The following description summarizes key terms and provisions of the notes and the indenture referred to below, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture, which are incorporated herein by reference. We urge you to read those documents in their entirety because they, and not this description nor the description in the accompanying prospectus, define your rights as a holder of notes. You may request a copy of those documents from us as described in “Where You Can Find More Information” in this prospectus supplement. The information in this section supplements and, to the extent inconsistent therewith, replaces the information in the accompanying prospectus under the caption “Description of Debt Securities.”

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. As used in this “Description of Notes,” references to the “operating partnership,” refer solely to Invitation Homes Operating Partnership LP and not to any of its subsidiaries and references to the “Company” refer solely to Invitation Homes Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The 2028 Notes will be issued pursuant to an indenture, dated as of August 6, 2021 (the “Base indenture”), among the operating partnership, the Company, as guarantor, the General Partner, as guarantor, IH Merger Sub, as guarantor, and U.S. Bank National Association, as trustee, as supplemented by the second supplemental indenture, dated as of November 5, 2021 (the “2028 Notes indenture”). The 2034 Notes will be issued pursuant to the Base indenture, as supplemented by the third supplemental indenture, dated as of November 5, 2021 ( the “2034 Notes indenture”).

The terms of each series of the notes will include those provisions contained in such notes and the applicable indenture and those made part of the applicable indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the Trust Indenture Act for a statement thereof. You may request copies of the indenture and the form of the notes from the operating partnership.

The notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The principal of, and premium, if any, and interest on, the notes will be payable in U.S. dollars. The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or the place of payment are authorized or obligated by law or executive order to close.

Each series of notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Parent Guarantors and, following the original issue date of the notes, by the Company’s Subsidiaries (as defined below and other than the operating partnership, the General Partner and IH Merger Sub) if, and for so long as, such Subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness. See “—Guarantees” below.

Additional Notes

The 2028 Notes and the 2034 Notes will initially be limited to an aggregate principal amount of $600.0 million and $400.0 million, respectively. The operating partnership may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes of a series in the future on the same terms and conditions as the notes of a series in all respects (except for any difference in the issue date, initial public offering price and, if applicable, the date from which interest thereon will begin to accrue and the initial interest payment date) and with the same CUSIP number as the notes of such series offered hereby so long as such additional notes of such series are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Interest on the 2028 Notes will accrue at the rate of 2.300% per year from and including November 5, 2021 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2022. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on May 1 or November 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the 2034 Notes will accrue at the rate of 2.700% per year from and including November 5, 2021 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2022. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on January 1 or July 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity

The 2028 Notes will mature on November 15, 2028 and the 2034 Notes will mature on January 15, 2034 and will be paid against presentation and surrender thereof at the designated corporate trust office of the trustee unless earlier redeemed by the operating partnership at its option as described under “—The Operating Partnership’s Redemption Rights” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Ranking

The notes will be the operating partnership’s senior unsecured obligations and will rank equally in right of payment with all of the operating partnership’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to:

•	all of the operating partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of the operating partnership’s subsidiaries that do not guarantee the notes and of any entity the operating partnership accounts for using the equity method of accounting; and

•

all preferred equity not owned by the operating partnership, if any, in any of the operating partnership’s subsidiaries that do not guarantee the notes and in any entity the operating partnership accounts for using the equity method of accounting.

Assuming the operating partnership had completed the offering of the notes on September 30, 2021 and without taking into account the use of proceeds from the offering of the notes (and excluding $199.3 million of securitization retained certificates that were retained for risk retention purposes), the notes would have been effectively subordinated to approximately $3.9 billion of total consolidated mortgage debt outstanding and $403.4 million outstanding under the secured term loan. At such date, the Company and the operating partnership had no unsecured indebtedness or preferred equity outstanding, other than $2.5 billion outstanding under the operating partnership’s term loan facility, $146.5 million of the Company’s 3.50% convertible senior notes due 2022 outstanding, $150.0 million of the operating partnership’s 2.46% Senior Notes, Series A, due May 25, 2028, $150.0 million of the operating partnership’s 3.18% Senior Notes, Series B, due May 25, 2036 and $650.0 million of the operating partnership’s 2.00% Senior Notes due August 15, 2031. In addition, as of September 30, 2021, the operating partnership had $1.0 billion of borrowing capacity available (subject to customary conditions) under its revolving credit facility..

See “—Guarantees” below for a description of the ranking of the guarantees of the notes by the Parent Guarantors and, in certain circumstances, certain of the Company’s Subsidiaries (each such guarantee of the notes, a “Guarantee” and collectively the “Guarantees”).

Except as described under “—Certain Covenants” and “—Merger, Consolidation or Sale,” the indenture that will govern the notes will not prohibit the operating partnership, the Company or any of their respective subsidiaries from incurring secured or unsecured indebtedness. Although the indenture will contain covenants that will limit the ability of the Company, the operating partnership and its subsidiaries to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions, and in any event the Company, the operating partnership and its subsidiaries may be able, without taking advantage of any such exceptions, to incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants. For additional information, see “Risk Factors—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.”

Guarantees

The Parent Guarantors will, jointly and severally, fully and unconditionally guarantee the operating partnership’s obligations under each series of notes, including the due and punctual payment of principal of and interest on the notes, whether at stated maturity, upon acceleration, call for redemption or otherwise. In addition, following the original issue date of the notes, the Company will cause each of its Subsidiaries (other than the operating partnership, the General Partner and IH Merger Sub) if, and for so long as, such Subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness, to, jointly and severally with the Parent Guarantors and any other Subsidiary of the Company that guarantees the notes, fully and unconditionally guarantee the operating partnership’s obligations under the notes, including the due and punctual payment of principal of and interest on the notes, whether at stated maturity, upon acceleration, call for redemption or otherwise, by executing and delivering a supplemental indenture and a notation of guarantee that provides for the Guarantee within thirty calendar days in accordance with the indenture (each such Subsidiary, unless and until such time such Subsidiary is released from its obligations under the indenture and its Guarantee in accordance with the terms of the indenture, a “Subsidiary Guarantor”). Under the terms of the Guarantees, holders of the notes will not be required to exercise their remedies against the operating partnership before they proceed directly against the Guarantors (as defined below). Each Guarantor’s obligations under its Guarantee will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in such Guarantee constituting a fraudulent transfer or conveyance. See “Risk Factors— Federal and state laws allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.”

Each Guarantee will be a senior unsecured obligation of the applicable Guarantor and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of such Guarantor. A Guarantor’s Guarantee of the notes will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of such Guarantor (to the extent of the value of the collateral securing such indebtedness or guarantees);

•

all existing and future indebtedness and other liabilities, whether secured or unsecured, of such Guarantor’s Subsidiaries that do not guarantee the notes and of any entity such Guarantor accounts for using the equity method of accounting; and

•

all preferred equity not owned by such Guarantor, if any, in any of such Guarantor’s Subsidiaries that do not guarantee the notes and in any entity such Guarantor accounts for using the equity method of accounting.

For additional information, see “Risk Factors—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.”

The Company has no significant operations, other than as the parent of the operating partnership’s general partner, and no material assets, other than its investment in the operating partnership. Additionally, the General Partner and IH Merger Sub have no significant operations or material assets other than the general partner interest and a limited partnership interest, respectively, in the operating partnership. Accordingly, if the operating partnership fails to make a payment on the notes of any series when due, there can be no assurance that the Parent Guarantors would have funds to pay that amount pursuant to their respective Guarantees of the notes of such series. See “Risk Factors—The Parent Guarantors do not have any significant operations or material assets other than their partnership interests in the operating partnership.”

With respect to each series of notes, each Subsidiary Guarantor will be automatically released and relieved from its obligations under its Guarantee and the indenture and any supplemental indenture in the following circumstances:

•

such Subsidiary Guarantor no longer guaranteeing or otherwise being an obligor (or which guarantee or obligation is being simultaneously released or will be immediately released after the release of the Subsidiary Guarantor from its Guarantee of such series of the notes) in respect of Triggering Indebtedness, provided that any release of such Subsidiary Guarantor’s Guarantee pursuant to this bullet point will not limit the obligation of such Subsidiary Guarantor to Guarantee the notes of such series at any time after such release if such Subsidiary subsequently, directly or indirectly, guarantees, or otherwise becomes obligated in respect of, Triggering Indebtedness;

•

such Subsidiary Guarantor consolidating with, merging into or transferring all of its properties or assets to another Guarantor, and as a result of, or in connection with, such transaction such Subsidiary Guarantor dissolves or otherwise ceases to exist;

•

if the operating partnership exercises its legal defeasance option or its covenant defeasance option or if the operating partnership’s obligations under the indenture are discharged in accordance with the terms of the indenture, as described below in “—Defeasance” and “Satisfaction and Discharge”;

•	upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor; or

•	upon the sale or disposition of all or substantially all of the assets of such Subsidiary Guarantor;

provided, however, that in the case of the fourth and fifth bullet points above, (1) such sale or other disposition is made to a person other than the Company or any of its other Subsidiaries and (2) such sale or disposition is otherwise permitted by the indenture.

The Operating Partnership’s Redemption Rights

The operating partnership may redeem notes of a series at its option and sole discretion, at any time or from time to time. Prior to September 15, 2028 (the “2028 Notes Par Call Date”) (two months prior to their maturity date), the operating partnership may redeem the 2028 Notes, and, prior to October 15, 2033 (the “2034 Notes Par Call Date”) (three months prior to their maturity date), the operating partnership may redeem the 2034 Notes, in each case, in whole or in part, at a redemption price in cash equal to the greater of:

•	100% of the principal amount of the notes of such series being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed that would be due if the notes of such series matured on the 2028 Notes Par Call Date (in the case of a redemption the 2028 Notes) or the 2034 Notes Par Call Date (in the case of a redemption of the 2034 Notes) (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 15 basis points (0.150%) (in the case of the 2028 Notes) or 20 basis points (0.200%) (in the case of the 2034 Notes);

plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable redemption date.

On or after the 2028 Notes Par Call Date (in the case of the 2028 Notes) or the 2034 Notes Par Call Date (in the case of the 2034 Notes), the operating partnership may redeem the notes of such series at its option and sole discretion, at any time or from time to time, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes of such series being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date.

Notwithstanding the foregoing, if the redemption date for any notes falls after a record date for such notes and on or prior to the corresponding interest payment date for such notes, the operating partnership will pay the full amount of accrued and unpaid interest on such notes, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering such notes for redemption).

As used herein:

“Adjusted Treasury Rate” means, with respect to any redemption date applicable to any series of notes:

(1)

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the 2028 Notes Par Call Date or the 2034 Notes Par Call Date, as applicable (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the 2028 Notes Par Call Date or the 2034 Notes Par Call Date, as applicable, shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2)

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below) with respect to such series of notes, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

The Adjusted Treasury Rate shall be calculated by the operating partnership on the third business day preceding the notice of the redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date applicable to any series of notes, the U.S. Treasury security selected by the Quotation Agent (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes of such series to be redeemed, calculated as if the maturity date of the 2028 Notes were the 2028 Notes Par Call Date and the maturity date of the 2034 Notes were the 2034 Notes Par Call Date, as the case may be (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the operating partnership obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Quotation Agent” means, with respect to any redemption date, the Reference Treasury Dealer appointed by the operating partnership.

“Reference Treasury Dealer” means, with respect to any redemption date, each of (1) Wells Fargo Securities, LLC, (2) Deutsche Bank Securities Inc., (3) Goldman Sachs & Co. LLC or (4) any one other Primary Treasury Dealer selected by the operating partnership; provided, however, that if any of the Reference Treasury Dealers referred to in clause (1), (2) or (3) above ceases to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), the operating partnership will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the operating partnership, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) with respect to such series of notes quoted in writing to the operating partnership by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the notice of such redemption date.

Notice of any redemption will be delivered at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed, with a copy to the trustee.

If less than all of the outstanding notes of a particular series are to be redeemed at the operating partnership’s option, the trustee will select, on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by DTC (or relevant depositary) for global notes, which is currently by lot, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In the event of any redemption of notes of a series, the operating partnership will not be required to:

•

issue or register the transfer or exchange of any note of such series during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the notes of such series selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer or exchange of any note of such series so selected for redemption, in whole or in part, except the unredeemed portion of any note of such series being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the notes of a series on the redemption date, then on and after such date:

•	such notes of such series will cease to be outstanding;

•	interest on such notes of such series will cease to accrue;

•	such notes of such series will cease to be entitled to any benefit or security under the indenture (unless the operating partnership defaults in the payment of the redemption price); and

•	all rights of holders of such notes of such series will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The operating partnership will not redeem the notes of a series on any date the principal amount of the notes of such series has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

Merger, Consolidation or Sale

The indenture will provide that each of the operating partnership and any Parent Guarantor may consolidate with, or sell, lease or convey all or substantially all of its respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

the operating partnership or any Parent Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the operating partnership or such Parent Guarantor, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and, in the case of the operating partnership, shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture or, in the case of any Parent Guarantor, shall expressly assume by supplemental indenture the payment of all amounts due under its Guarantee of the notes and the due and punctual performance and observance of all of the covenants and conditions of a Guarantor in the indenture and the Guarantee, as the case may be;

•

immediately after giving effect to the transaction, no Event of Default (as defined below) under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•

an officers’ certificate and opinion of counsel each stating that the conditions precedent relating to such supplemental indenture have been met, and such supplemental indenture is permitted under the indenture shall be delivered to the trustee.

Notwithstanding the above, any Subsidiary of any Parent Guarantor (including any such Subsidiary that is a Parent Guarantor, but other than the operating partnership) may consolidate with, merge into or transfer all or part of its properties to such Parent Guarantor and neither an officers’ certificate nor an opinion of counsel will be required to be delivered.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs, but not a lease, in which the operating partnership and/or any Parent Guarantor is not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the operating partnership and/or such Parent Guarantor, as the case may be, and the operating partnership and/or such Parent Guarantor, as the case may be, shall be discharged from its or their obligations under the indenture and the notes or the Guarantee, as applicable.

In addition, the indenture will provide that each Subsidiary Guarantor may consolidate with, or sell, lease or convey all or substantially all of such Subsidiary Guarantor’s respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•	such Subsidiary Guarantor shall be the continuing entity, or the successor entity (if other than such Subsidiary Guarantor) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture the payment of all amounts due under its Guarantee of the notes and the due and punctual performance and observance of all of the covenants and conditions of such Subsidiary Guarantor in the indenture and the Guarantee, as the case may be; provided, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another person (other than to a Parent Guarantor or an affiliate of such Parent Guarantor), whether through a merger, consolidation or sale of capital stock or has sold, leased or conveyed all or substantially all of its assets or (y) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a Subsidiary;

•

immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•

an officers’ certificate and opinion of counsel each stating that the conditions precedent relating to such supplemental indenture have been met, and such supplemental indenture is permitted under the indenture shall be delivered to the trustee.

Notwithstanding the above, any Subsidiary of any Subsidiary Guarantor (including any such Subsidiary that is a Subsidiary Guarantor) may consolidate with, merge into or transfer all or part of its properties to such Subsidiary Guarantor and neither an officers’ certificate nor an opinion of counsel will be required to be delivered.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs, but not a lease, in which such Subsidiary Guarantor is not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of such Subsidiary Guarantor, and such Subsidiary Guarantor shall be discharged from its obligations under its Guarantee and the indenture.

This “Merger, Consolidation or Sale” covenant will not apply to:

•

a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among any Parent Guarantor, the operating partnership or any Subsidiary Guarantor; provided, however that the foregoing clause shall not apply to any merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets involving the operating partnership where the operating partnership is not the continuing entity or the successor entity; or

•

a merger between any Parent Guarantor or any of its Subsidiaries, respectively, and an affiliate of such Parent Guarantor or such Subsidiary incorporated or formed solely for the purpose of reincorporating or reorganizing the Parent Guarantor or such Subsidiary in another state of the United States.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

No Protection in the Event of a Change of Control

The notes of each series will not contain any provisions that may afford holders of the notes of such series protection in the event the operating partnership or any Parent Guarantor has a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of the notes of such series.

Certain Covenants

Limitations on Debt

Aggregate Debt Test

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of such additional Debt on a pro forma basis, the aggregate principal amount of all the Company’s outstanding Debt and that of its Subsidiaries on a consolidated basis as determined in accordance with GAAP (as defined below) is greater than 65% of the sum of (without duplication):

•

the Company’s Total Assets (as defined below) as of the end of the latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the trustee) prior to the incurrence of such additional Debt; and

•

the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any debt or securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Debt Service Test

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

•

such Debt and any other Debt incurred by the Company or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt since the first day of such period, had occurred at the beginning of such period;

•

the repayment or retirement of any other Debt (other than Debt repaid or retired with the proceeds of any other Debt, which repayment or retirement shall be calculated pursuant to the immediately preceding bullet and not this bullet) by the Company or its Subsidiaries since the first day of such four- quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period);

•

in the case of Acquired Debt (as defined below) or Debt incurred by the Company or any of its Subsidiaries in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•

in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets in one transaction or a series of related transactions in excess of $100 million since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described in this covenant or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such

Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate that would have been in effect during the entire such period had been the applicable rate for the entire such period.

Maintenance of Total Unencumbered Assets

The Company and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Company and its Subsidiaries on a consolidated basis.

Secured Debt Test

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the Company’s property or the property of any of its Subsidiaries, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Company’s outstanding Debt and the outstanding Debt of its Subsidiaries on a consolidated basis that is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on the Company’s property or the property of any of its Subsidiaries is greater than 40% of the sum of (without duplication):

•

the Company’s Total Assets as of the end of the latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the trustee) prior to the incurrence of such additional Debt; and

•

the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any debt or securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

For purposes of the covenants described under this “—Limitations on Debt,” Debt shall be deemed to be “incurred” by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Furthermore, nothing in the covenants described under this “—Limitations on Debt” shall prevent the incurrence by the Company or any of its Subsidiaries of Debt between or among the Company or any of its Subsidiaries.

Future Subsidiary Guarantors

Following the original issue date of the notes, the Company will cause each of its Subsidiaries (other than the operating partnership, the General Partner and IH Merger Sub) if, and for so long as, such Subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness, to, jointly and severally with the Parent Guarantors and any other Subsidiary of the Company that guarantees the notes, fully and unconditionally guarantee the operating partnership’s obligations under the notes, including the due and punctual payment of principal of and interest on the notes, whether at stated maturity, upon acceleration, call for redemption or otherwise, by executing and delivering a supplemental indenture and a notation of guarantee that provides for the Guarantee within thirty calendar days in accordance with the indenture.

Provision of Financial Information

The Company shall, so long as any notes are outstanding, deliver to the trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. For so long as the notes are outstanding, if at any time the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will, at its option, either (1) post on a publicly available website, (2) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”) or (3) deliver to the trustee and the holders of the notes, in each case, within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that would have been required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, had the Company been subject to such Exchange Act reporting requirements. The trustee shall have no obligation to determine whether or not such reports, information, statements or documents have been filed, posted or delivered. If the Company elects to furnish such reports via a Confidential Datasite, access to the Confidential Datasite will be provided upon request to holders, beneficial owners of and bona fide potential investors in the notes.

Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the operating partnership’s compliance with any of its covenants relating to the notes (as to which the trustee is entitled to rely exclusively on officers’ certificates).

The covenants described under this caption “—Certain Covenants” shall, insofar as they relate to the notes, be subject to covenant defeasance as described under “—Defeasance—Defeasance of Certain Covenants.” In addition, the operating partnership and any Guarantor may omit in any particular instance to comply, insofar as relates to the notes, with any covenant described under this caption “—Certain Covenants” if the holders of at least a majority in aggregate principal amount of the outstanding notes waive such compliance.

Existence

Except as permitted by the covenant described under “—Merger, Consolidation or Sale,” the notes will provide that the operating partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, material rights (charter and statutory) and material franchises, each Parent Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, material rights (charter and statutory) and material franchises and each Subsidiary Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, material rights (charter and statutory) and material franchises. However, none of the operating partnership, any Parent Guarantor or any Subsidiary Guarantor will be required to preserve any right or franchise if the Company determines that the preservation of the right or franchise is no longer desirable in the conduct of the operating partnership’s, such Parent Guarantor’s or such Subsidiary Guarantor’s business, as the case may be.

Payment of Taxes and Other Claims

The notes will provide that each of the operating partnership and the Company will each pay or discharge or cause to be paid or discharged before it becomes delinquent:

•	all material taxes, assessments and governmental charges levied or imposed on it or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and

•	all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a material lien upon its property or the property of any of its Subsidiaries.

However, neither the operating partnership nor the Company will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith. If a tenant or borrower of the Company or any of its Subsidiaries fails to meet a contractual obligation to pay taxes, assessments or governmental charges related to property leased from or financed by the Company or any of its Subsidiaries, it will not constitute a violation if the Company pays or discharges or causes to be paid or discharged any such tax, assessment or charge promptly following its actual awareness of such failure.

Maintenance of Properties

The Company will cause all of its material properties used or useful in the conduct of the Company’s business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of the Company’s and its Subsidiaries’ material properties, all as in the Company’s judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in the Company’s or such Subsidiary’s best interests, (2) discontinuing maintenance or operation of any property if, in the Company’s or such Subsidiary’s reasonable judgment, doing so is in the Company’s or such Subsidiary’s best interest and is not disadvantageous in any material respect to the holders of the notes or (3) selling or otherwise disposing for value the Company’s or its Subsidiaries’ properties in the ordinary course of business.

Insurance

The Company will, and will cause each of its Subsidiaries to, maintain (either directly or indirectly by causing its tenants to maintain), with responsible companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations in accordance with prevailing market conditions and availability.

Certain Definitions

For purposes of the foregoing covenants, the following definitions apply:

“Acquired Debt” means Debt of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Annual Service Charge” means, for any period, without duplication, the maximum amount that is payable for interest expense on, and the amortization during such period of any original issue discount of, the Company’s and its Subsidiaries’ Debt in such period, but excluding: (1) interest reserves funded from the proceeds of any loan; (2) amortization of deferred financing costs, including gains or losses on early extinguishment of debt;

(3) prepayment penalties; (4) non-cash swap ineffectiveness charges; and (5) any expenses resulting from the discounting of any indebtedness or fair value adjustments of interest rate hedges in connection with the application of purchase accounting in connection with any acquisition.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, outstanding as of any date, including all options, warrants or other rights issued by such Person to purchase Capital Stock of such Person.

“Consolidated Income Available for Debt Service” means, for any period, Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

•	interest expense on Debt of the Company and its Subsidiaries;

•	provision for taxes of the Company and its Subsidiaries based on income;

•	impairment losses;

•

depreciation and amortization including, without limitation, amortization of debt discount, premium and deferred financing costs and amortization of right-of-use assets associated with finance leases of property;

•	credit losses and gains recognized on financial assets and certain other instruments not measured at fair value;

•

extraordinary, non-recurring and other unusual items (including, without limitation, any costs and fees incurred in connection with any debt financing or amendments thereto, or any acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed), casualty gains and losses and severance);

•	gains and losses resulting from the extinguishment of debt;

•	the effect of any non-cash charge resulting from a change in accounting principles in determining Earnings from Operations for such period;

•	gains or losses on derivative financial instruments;

•	non-controlling interests (other than with respect to cash dividends and distributions actually received and included in the definition of “Earnings from Operations” as set forth below);

•	all other non-cash items (including, without limitation, amortization of deferred charges, share-based compensation expense and provisions for unrealized gains and losses); and

•

with regard to unconsolidated real estate joint ventures, plus amounts which have been deducted and minus amounts which have been added for the activity types referred to above (excluding interest expense) included in arriving at equity in income of unconsolidated entities.

“Debt” of the Company or any of its Subsidiaries means any indebtedness of the Company or any of its Subsidiaries, excluding any accrued expense or trade payable, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•

indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries, but only to the extent of the lesser of (1) the amount of indebtedness so secured and (2) the fair market value of the property subject to such mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries;

•

the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued and drawn or amounts representing the balance deferred and unpaid of the purchase price of any property, or all conditional sale obligations or obligations under any title retention agreement; or

•

any lease of property by the Company or any of its Subsidiaries as lessee that is reflected on the Company’s consolidated balance sheet and classified as a finance lease in accordance with GAAP; provided, however, that in the case of this clause, Debt excludes operating lease liabilities on a Person’s balance sheet in accordance with GAAP and to the extent, in the case of items of indebtedness under the first and third bullets immediately above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any of its Subsidiaries); provided, however, that the term “Debt” shall not include: (1) Permitted Non-Recourse Guarantees of the Company or any of its Subsidiaries until they become primary obligations of, and payments are due and required to be made thereunder by, the Company or any of its Subsidiaries; or (2) any Debt or other obligations evidenced pursuant to security certificates issued in connection with securitization transactions and retained for risk retention purposes to the extent that (a) such security certificates are issued by Persons other than the Company and all of the Subsidiaries of the Company, (b) such security certificates are held by the Company or a Subsidiary of the Company and (c) such Debt and other obligations are included as “Liabilities” on the Company’s balance sheets.

“Earnings from Operations” means, for any period, net income excluding gains and losses on sales of assets and investments (including investments in unconsolidated joint ventures), net, as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries securing Debt, other than a Permitted Encumbrance.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time.

“Guarantors” means collectively the Subsidiary Guarantors, if any, and the Parent Guarantors.

“Non-Recourse Debt” means Debt of a joint venture or Subsidiary of the operating partnership (or an entity in which the operating partnership is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including Capital Stock) of the joint venture or Subsidiary of the operating partnership (or entity in which the operating partnership is the general partner or managing member) that is the borrower and is non-recourse to the Company or any Subsidiary of the Company (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the operating partnership (or entity in which the operating partnership is the general partner or managing member) that is the borrower); provided further that, if any such Debt is partially recourse to the Company or any Subsidiary of the Company (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the operating partnership (or entity in which the operating partnership is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt.”

“Permitted Encumbrances” means operating leases, Encumbrances securing taxes, assessments and similar charges, mechanics’ liens and other similar Encumbrances.

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower) under such Non-Recourse Debt in the ordinary course of business of the Company or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including Capital Stock) of a joint venture or Subsidiary of the Company (or an entity in which the operating partnership is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to Company or any of its other Subsidiaries, except for such completion or budget guarantees, indemnities or other guarantees (including by means of separate indemnification agreements or carve-out guarantees or pledges of the equity interests in the borrower) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to non-recourse liability).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership, trust, joint venture, limited liability company or other entity the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or any other Subsidiary or Subsidiaries of such Person and which is required to be consolidated with the accounts of such Person. For the purposes of this definition, “voting capital stock” means capital stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of capital stock has such voting power by reason of any contingency.

“Total Assets” means, as of any date, the sum of (1) Undepreciated Real Estate Assets and (2) all of the Company’s and its Subsidiaries’ other assets, in each case, excluding accounts receivable, right-of-use operating lease assets and non-real estate intangibles and, in each case, determined on a consolidated basis in accordance with GAAP; provided, however, that “Total Assets” does not include assets evidenced pursuant to security certificates issued in connection with securitization transactions and retained for risk retention purposes to the extent that (a) such security certificates are issued by Persons other than the Company and all of the Subsidiaries of the Company, (b) such security certificates are held by the Company or a Subsidiary of the Company and (c) such assets are included as assets on the Company’s balance sheets.

“Total Unencumbered Assets” means the sum of the Company’s and its Subsidiaries’ Undepreciated Real Estate Assets and the value determined in accordance with GAAP of all of the Company’s and its Subsidiaries’ other assets, excluding accounts receivable, right-of-use operating lease assets and non-real estate intangibles, in each case not subject to an Encumbrance; provided, however, that “Total Unencumbered Assets” does not include (1) investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities and (2) assets evidenced pursuant to security certificates issued in connection with securitization transactions and retained for risk retention purposes to the extent that (a) such security certificates are issued by Persons other than the Company and all of the Subsidiaries of the Company, (b) such security certificates are held by the Company or a Subsidiary of the Company and (c) such assets are included as assets on the Company’s balance sheets.

“Triggering Indebtedness” means Debt under the Amended and Restated Revolving Credit and Term Loan Agreement, dated December 8, 2020, by and among the operating partnership, as borrower, Bank of America, N.A., as administrative agent, and the other lending institutions that are parties thereto, as it may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, refunded or replaced (in whole or in part, including with any new credit agreement or facility) from time to time.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets, loans secured by real estate assets, right-of-use assets associated with leases of property required to be reflected as finance leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP and related intangibles of the Company and its Subsidiaries on such date, before depreciation and amortization charges, determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include right-of-use assets associated with leases of property required to be reflected as operating leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Unsecured Debt” means Debt of the types described in first and third bullets of the definition thereof that is not secured by any mortgage, pledge, lien, charge or security interest of any kind upon any of the properties of the Company or any of its Subsidiaries.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to each series of the notes:

•	default for 30 days in the payment of any installment of interest under the notes of such series;

•	default in the payment of the principal amount or any other portion of the redemption price due with respect to the notes of such series, when the same becomes due and payable;

•

failure by the operating partnership or any Guarantor to comply with any of the operating partnership’s or any Guarantor’s respective other agreements in the notes of such series, the Guarantees or the indenture with respect to the notes of such series upon receipt by the operating partnership of notice of such default by the trustee or by holders of not less than 25% in principal amount of the notes of such series then outstanding and the operating partnership’s failure to cure (or obtain a waiver of) such default within 60 days after the operating partnership receives such notice;

•

failure to pay any Debt (other than Non-Recourse Debt) for monies borrowed by the operating partnership, the Company or any of their respective Significant Subsidiaries in an outstanding principal amount in excess of $50.0 million at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is, or has become, the primary obligation of the operating partnership or the Company and is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the operating partnership from the trustee (or to the operating partnership and the trustee from holders of at least 25% in principal amount of the outstanding notes);

•

the Guarantee with respect to such series of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or a Guarantor denies or disaffirms its obligations under the indenture or its Guarantee, except by reason of the release of such Guarantee in accordance with provisions of the indenture; or

•

certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the operating partnership or any Parent Guarantor or any Significant Subsidiary or all or substantially all of their respective property.

If an Event of Default under the indenture with respect to a series of notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to the operating partnership or any Parent Guarantor, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal amount of all of the notes of such series to be due and payable immediately by written notice thereof to the operating partnership and the Company (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in principal amount of outstanding notes of such series may waive all defaults or Events of Default and rescind and annul such declaration and its consequences if:

•

the operating partnership or the Company has deposited with the trustee all required payments of the principal of, and premium, if any, and interest on, the notes of such series, plus certain fees, expenses, disbursements and advances of the trustee; and

•

all Events of Default with respect to such series, other than the non-payment of accelerated principal of (or specified portion thereof), or premium, if any, and interest on, the notes of such series that have become due solely because of such acceleration, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of at least a majority in principal amount of the outstanding notes of a series may waive any past default with respect to the notes of such series and its consequences, except a default:

•

in the payment of the principal of, or premium, if any, or interest on, the notes of such series, unless such default has been cured and the operating partnership or the Company shall have deposited with the trustee all required payments of the principal of and premium, if any, and interest on the notes of such series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note of such series affected thereby.

The trustee will be required to give notice to the holders of the notes of a series of a default under the indenture with respect to such series unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the notes of such series of any default with respect to the notes of such series (except a default in the payment of the principal of or premium, if any, or interest on the notes of such series) if the trustee considers the withholding to be in the interest of the holders.

The indenture provides that no holder of the notes of a series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes of such series, as well as an offer of indemnity or security satisfactory to the trustee. This provision will not prevent, however, any holder of the notes of such series from instituting suit for the enforcement of payment of the principal of and premium, if any, and interest on the notes of such series at the respective due dates thereof.

The trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes of a series then outstanding under the indenture, unless the holders shall have offered, and, if requested, provided to the trustee security or indemnity satisfactory to the trustee. The holders of at least a majority in principal amount of the outstanding notes of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the notes of such series not joining therein provided, however, that the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction (it being expressly understood that the trustee shall not have an affirmative duty to ascertain whether such action is prejudicial).

Within 120 days after the close of each fiscal year, the operating partnership and each Guarantor must deliver a certificate of its principal executive officer, principal financial officer or principal accounting officer certifying to the trustee whether or not such officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

As used herein:

“Significant Subsidiary” means, on any date of determination, each Subsidiary or group of Subsidiaries of the Company (other than the operating partnership, the General Partner and IH Merger Sub) whose total assets as of the last day of the then most recently ended fiscal quarter were equal to or greater than $250 million, calculated in accordance with GAAP (it being understood that all such calculations shall be determined in the aggregate for all Subsidiaries of the Company (other than the operating partnership, the General Partner and IH Merger Sub) subject to any of the events specified in the fourth or sixth bullets of the first paragraph under the caption “—Events of Default” hereof).

Modification, Waiver and Meetings

Modifications and amendments of the indenture with respect to the notes of a series will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes of such series; provided, however, that no modification or amendment may, without the consent of each holder affected:

•	reduce the principal amount of the notes of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes of such series;

•	reduce the principal of, or premium, if any, on, or change the fixed maturity of, the notes of such series;

•

waive a default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the notes of such series (except a rescission of acceleration of the notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium, if any, or interest on, the notes of such series payable in currency other than that stated in the notes of such series;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes of such series to receive payment of the principal of, or premium, if any, or interest on, the notes of such series and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	waive a redemption payment with respect to the notes of such series; or

•	release any Guarantor as a guarantor of the notes of such series other than as provided in the indenture or modify the Guarantee in any manner adverse to the holders of the notes of such series.

Notwithstanding the foregoing, modifications and amendments of the indenture with respect to a series of notes will be permitted to be made by the operating partnership, any Guarantor and the trustee without the consent of any holder of the notes of such series for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes of such series in any material respect;

•	to evidence a successor to the operating partnership as obligor or any Guarantor as guarantor under the indenture with respect to the notes of such series;

•	to make any change that does not adversely affect the interests of the holders of any notes of such series then outstanding;

•	to provide for the issuance of additional notes of such series in accordance with the limitations set forth in the indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to reflect the release of any Guarantor, as guarantor, in accordance with the provisions of the indenture;

•	to secure the notes of such series;

•	to add guarantors with respect to the notes of such series; and

•	to conform the text of the indenture, any Guarantee or the notes of such series to any provision of this “Description of Notes” and “Description of Debt Securities” in the accompanying prospectus.

In determining whether the holders of the requisite principal amount of outstanding notes of a series have concurred in any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of notes of such series, the indenture provides that notes of such series owned by the operating partnership or any Guarantor or any other obligor upon the notes of such series or any affiliate of the operating partnership or any Guarantor or any of the other obligors actually known to a responsible officer of the trustee shall be disregarded.

The indenture contains provisions for convening meetings of the holders of a series of notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by the operating partnership or the Company or the holders of at least 10% in principal amount of the outstanding notes of such series, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note of such series affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of at least a majority in principal amount of the outstanding notes of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes of such series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes of such series. Any resolution passed or decision taken at any meeting of holders of notes of such series duly held in accordance with the indenture will be binding on all holders of the notes of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing at least a majority in principal amount of the outstanding notes of such series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes of such series, holders holding or representing the specified percentage in principal amount of the outstanding notes of such series will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the notes of a series with respect to any action that the indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes of such series may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes of such series.

Book-entry, Delivery and Form

The notes of each series will be issued in the form of one or more fully registered global securities (“Global Notes”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s partnership nominee, Cede & Co. The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Investors may elect to hold their interest in the Global Securities through either DTC, Clearstream or Euroclear if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement system and are subject to changes by them. Neither the trustee nor the operating partnership takes any responsibility for these operations and procedures and each urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the operating partnership that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the operating partnership that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture, the operating partnership, any Guarantor and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for all purposes.

Consequently, none of the operating partnership, the Guarantors, the trustee or any agent of them or the trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the operating partnership that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the operating partnership. Neither the operating partnership nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the operating partnership and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised the operating partnership that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the notes for legended notes in certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies the operating partnership that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the operating partnership fails to appoint a successor depositary within 90 days of such notice;

(2)	the operating partnership, at its option, notifies the trustee in writing that the operating partnership elects to cause the issuance of the Certificated Notes; or

(3)	upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. In accordance with the indenture, the operating partnership will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. In accordance with the indenture, the operating partnership will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address or against presentation and surrender at maturity or earlier redemption. The notes represented by the Global Notes are expected to trade in DTC’s

Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The operating partnership expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the operating partnership that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register or electronically pursuant to the depositary’s procedures; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

Defeasance

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of a series of notes, the operating partnership may be discharged from any and all obligations in respect of such series of notes (subject to certain exceptions). The operating partnership will be so discharged upon the deposit with the trustee, in trust, of cash in U.S. dollars and/ or U.S. Government Obligations (as defined below) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and premium, if any, and interest on, if any, the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and the notes of such series.

This discharge may occur only if, among other things, the operating partnership delivered to the trustee an opinion of counsel stating that the operating partnership has received from, or there has been published by, the

U.S. Internal Revenue Service, a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

“U.S. Government Obligations” means securities which are direct obligations of, or guaranteed by, the United States for the payment of which its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depositary receipt.

Defeasance of Certain Covenants

The indenture provides that upon compliance with certain conditions in respect of a series of notes:

•	the operating partnership may omit to comply with certain covenants set forth in the indenture governing such notes; and

•	any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the notes of such series, or covenant defeasance.

The conditions include:

•

depositing with the trustee cash in U.S. dollars and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and premium, if any, and interest in respect of the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and the notes of such series; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event the operating partnership exercises its option to effect covenant defeasance with respect to a series of notes and such series of notes is declared due and payable because of the occurrence of any Event of Default, the amount of cash in U.S. dollars and/or U.S. Government Obligations on deposit with the trustee may not be sufficient to pay amounts due on such series of notes at the time of the acceleration resulting from the event of default. In such a case, the operating partnership would remain liable for those payments.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding notes of a particular series when:

•	either:

•

all notes of such series that have been authenticated and delivered (other than notes of such series that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the trustee for cancellation; or

•

all notes of such series that have not been delivered to the trustee for cancellation: (1) have become due and payable by reason of sending a notice of redemption or otherwise; (2) will become due and payable at their stated maturity within one year; (3) have been called for redemption or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the operating partnership’s name, and at the operating partnership’s expense; or (4) are deemed paid and discharged as set forth under the caption “—Defeasance—Legal Defeasance”; and the operating partnership, in case of (1), (2) or (3), has irrevocably deposited or caused to be deposited with the trustee in trust cash in U.S. dollars or U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide cash sufficient to pay and discharge the entire indebtedness on the notes of such series not delivered to the trustee for cancellation for principal of, and premium, if any, and interest on, the notes of such series to the date of maturity or redemption, as the case may be, in accordance with the terms of the indenture and the notes of such series;

•	the operating partnership has paid or caused to be paid all other sums payable under the indenture by the operating partnership; and

•

the operating partnership has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Governing Law

The indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

Except as provided in the indenture, no past or present director, officer, employee, stockholder or limited partner of the operating partnership or any Guarantor, as such, will have any liability for any of the operating partnership’s obligations or those of any Guarantor under the notes, the indenture or any Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at the operating partnership’s option as provided in the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others. If an Event of Default occurs and is continuing, the trustee will be required to use the same degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the required percentage under the indenture only after those holders have offered, and, if requested, provided the trustee indemnity satisfactory to it.

If the trustee becomes one of the operating partnership’s creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with the operating partnership. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Conversion or Exchange Rights

The notes will not be convertible into or exchangeable for any shares of beneficial interest of the operating partnership or the Company.

Additional Information

You may request copies of the Indenture and the form of the notes from us.

UNDERWRITING

Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and PNC Capital Markets LLC are acting as joint book-running managers of the offering, and Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the operating partnership has agreed to sell to each underwriter named below, and each such underwriter has agreed, severally and not jointly, to purchase from the operating partnership, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of 2028 Notes	Principal amount of 2034 Notes
Wells Fargo Securities, LLC	$96,000,000	$64,000,000
Deutsche Bank Securities Inc.	87,000,000	58,000,000
Goldman Sachs & Co. LLC	87,000,000	58,000,000
BofA Securities, Inc.	38,400,000	25,600,000
Credit Suisse Securities (USA) LLC	38,400,000	25,600,000
J.P. Morgan Securities LLC	38,400,000	25,600,000
Mizuho Securities USA LLC	38,400,000	25,600,000
PNC Capital Markets LLC	38,400,000	25,600,000
Citigroup Global Markets Inc.	12,000,000	8,000,000
KeyBanc Capital Markets Inc.	12,000,000	8,000,000
Morgan Stanley & Co. LLC	12,000,000	8,000,000
RBC Capital Markets, LLC	12,000,000	8,000,000
BMO Capital Markets Corp.	9,000,000	6,000,000
BNP Paribas Securities Corp.	9,000,000	6,000,000
BNY Mellon Capital Markets, LLC	9,000,000	6,000,000
Capital One Securities, Inc.	9,000,000	6,000,000
Raymond James & Associates, Inc.	9,000,000	6,000,000
Regions Securities LLC	9,000,000	6,000,000
Scotia Capital (USA) Inc.	9,000,000	6,000,000
U.S. Bancorp Investments, Inc.	9,000,000	6,000,000
Academy Securities, Inc.	6,000,000	4,000,000
Comerica Securities, Inc.	6,000,000	4,000,000
Samuel A. Ramirez & Company, Inc.	6,000,000	4,000,000

Total	$600,000,000	$400,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain terms and conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The operating partnership and each Parent Guarantor, jointly and severally, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Commissions and Discounts

The underwriters propose to offer each series of notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.375% of the principal amount of the 2028 Notes and up to 0.405% of the principal amount of the 2034 Notes. Any such securities dealers may resell the 2028 Notes or the 2034 Notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to 0.250% or 0.270% of the principal amount of the notes, respectively. After the initial offering of the notes to the public, the representatives may change the public offering price and discounts.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $0.5 million. The operating partnership also agreed to reimburse the underwriters for certain of their expenses incurred in connection with this offering.

New Issue of Notes

Each series of notes are a new issue of securities with no established trading market. The operating partnership does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised the operating partnership that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Short Positions and Stabilizing Transactions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

As described in “Use of Proceeds,” certain of the underwriters and/or their respective affiliates are lenders under or hold positions in the indebtedness to be repaid and, accordingly, will receive a portion of the proceeds of this offering. An affiliate of Deutsche Bank Securities Inc. is the lender under the IH 2017-2 and IH 2018-3 mortgage loans with certain of our affiliates. In connection with such loans, Deutsche Bank Securities Inc. or its affiliates have also received customary fees.

Additionally, certain of the underwriters and/or their respective affiliates are lenders, joint lead arrangers, joint bookrunners, documentation agent, administrative agent or syndication agent under our amended and restated revolving credit and term loan agreement that consists of a $1.0 billion revolving facility and a $2.5 billion term loan facility, for which they receive customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our and our affiliates’ securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Associated Investment Services, Inc. (AIS), a Financial Industry Regulatory Authority member, a subsidiary of Associated Banc-Corp, is being paid a referral fee by Samuel A. Ramirez & Company, Inc.

Delayed Settlement

It is expected that delivery of the notes will be made against payment therefor on or about November 5, 2021, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding their date of delivery should consult their own advisors.

Selling Restrictions and Notices to Certain Investors

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither the operating partnership nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to EEA Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression

“offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the operating partnership or the Parent Guarantors.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither the operating partnership nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to UK Qualified Investors. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”).

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in Hong Kong

The notes have not been and will not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended, the “FIEA”) on the ground that the solicitation for subscription of the notes falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the FIEA. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the FIEA, “QIIs”) who desire to acquire the notes shall be made aware that they shall not transfer the notes to anyone other than other QIIs.

Accordingly, the notes will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident in Japan, or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except as a private placement pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA;

(b)

to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or

(c)	otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(i)

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in South Korea

The notes have not been and will not be offered, delivered or sold directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Sidley Austin LLP, New York, New York. Certain tax matters will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Venable LLP, Baltimore, Maryland will issue an opinion to us regarding certain matters of Maryland law. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from Invitation Homes Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Invitation Homes Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We, the operating partnership, the General Partner and IH Merger Sub have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to, among other securities, the notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, and any document incorporated by reference into this prospectus supplement and the accompanying prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the notes, we refer you to the registration statement and to its exhibits, and the documents incorporated by reference therein. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the registration statement, which each such statement being qualified in all respects by reference to the document to which it refers.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect them without charge at the SEC’s website.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021;

•

our Current Reports on Form 8-K, filed on March  4, 2021, March  30, 2021, May  19, 2021, May  26, 2021 (other than Item 7.01), June  23, 2021, August  6, 2021, September  3, 2021, September  23, 2021 (other than Item 7.01) and September 28, 2021;

•

our Definitive Proxy Statement on Schedule 14A, filed on April  6, 2021 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020); and

•

all other documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offerings to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

Any statement made in this prospectus supplement or in the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You can obtain any of the filings incorporated by reference into this prospectus supplement and the accompanying prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus. You should direct requests for those documents to:

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

(972) 421-3600

Our reports and documents incorporated by reference herein may also be found under the “Filings—SEC filings” tab of our website at www.invh.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or any registration statement of which it forms a part.

Invitation Homes Inc.

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Warrants

Debt Securities

Guarantees of Debt Securities

Invitation Homes Operating Partnership LP

Debt Securities

Invitation Homes OP GP LLC

Guarantees of Debt Securities

IH Merger Sub, LLC

Guarantees of Debt Securities

Invitation Homes Inc. may offer, from time to time, one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	Shares of its common stock, $0.01 par value per share;

•	Shares of its preferred stock, $0.01 par value per share;

•	Depositary shares;

•	Purchase contracts;

•	Units, comprised of two or more of any of the securities referred to herein, in any combination;

•	Warrants to purchase shares of its common stock, preferred stock or depositary shares;

•	Debt securities in one or more series; and

•	Guarantees of debt securities.

Invitation Homes Operating Partnership LP (the “Operating Partnership”) may offer, from time to time, debt securities in one or more series, and, unless otherwise described in the applicable prospectus supplement, Invitation Homes Inc., Invitation Homes OP GP LLC (the “General Partner”) and/or IH Merger Sub, LLC (“IH Merger Sub”) may fully and unconditionally guarantee, on a joint and several basis, the principal of, and premium (if any) and interest on, any such debt securities.

We refer to Invitation Homes Inc.’s common stock, preferred stock, depositary shares, purchase contracts, units, warrants, debt securities and guarantees of debt securities, the debt securities of the Operating Partnership, the General Partner’s guarantee of debt securities and IH Merger Sub’s guarantee of debt securities, collectively as the “securities.” Invitation Homes Inc., the Operating Partnership, the General Partner and IH Merger Sub may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms and conditions that may apply to these securities. The specific terms and conditions of these securities will be provided in prospectus supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Invitation Homes Inc., the Operating Partnership, the General Partner and IH Merger Sub may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

The common stock of Invitation Homes Inc. is listed on the New York Stock Exchange (the “NYSE”) under the symbol “INVH.” On July 29, 2021, the last sale price of Invitation Homes Inc.’s common stock as reported on the NYSE was $40.64 per share.

Invitation Homes Inc. has elected to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. Shares of the common stock of Invitation Homes Inc. are subject to limitations on ownership and transfer that are primarily intended to assist Invitation Homes Inc. in maintaining its qualification as a REIT. Invitation Homes Inc.’s charter contains certain restrictions relating to the ownership and transfer of its common stock, including, subject to certain exceptions, a 9.8% limit, in value or in number of shares, whichever is more restrictive, on the ownership of outstanding shares of its common stock and a 9.8% limit, in value, on the ownership of shares of its outstanding stock. See “Description of Stock—Restrictions on Ownership and Transfer.”

Investing in the securities involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplement and the risks described under “Risk Factors” in Item 1A of Invitation Homes Inc.’s most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in the securities. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2021.

We, the Operating Partnership, the General Partner and IH Merger Sub have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. If anyone provides you with different or inconsistent information, you should not rely on it. We, the Operating Partnership, the General Partner and IH Merger Sub do not take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We, the Operating Partnership, the General Partner and IH Merger Sub are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted.

You should assume that the information appearing in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that is incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or where the context requires otherwise, references to (i) “we,” “us,” “our,” “our company,” the “Company,” “Invitation Homes,” “INVH,” and the like terms refer to Invitation Homes Inc. and its consolidated subsidiaries (including the Operating Partnership, the General Partner and IH Merger Sub),

i

(ii) the term “Operating Partnership” refers to Invitation Homes Operating Partnership LP, (iii) the term “General Partner” refers to Invitation Homes OP GP LLC, a wholly owned subsidiary of Invitation Homes and the sole general partner of the Operating Partnership, and (iv) the term “IH Merger Sub” refers to IH Merger Sub, LLC, a wholly owned subsidiary of Invitation Homes and a limited partner of the Operating Partnership.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, the Operating Partnership, the General Partner and IH Merger Sub have filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we, the Operating Partnership, the General Partner and IH Merger Sub may, from time to time, offer and sell in one or more offerings any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we, the Operating Partnership, the General Partner and IH Merger Sub may offer. Each time we, the Operating Partnership, the General Partner or IH Merger Sub sell securities, to the extent required, we, the Operating Partnership, the General Partner or IH Merger Sub will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We, the Operating Partnership, the General Partner and IH Merger Sub have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and to its exhibits, and the documents incorporated by reference therein. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the registration statement, which each such statement being qualified in all respects by reference to the document to which it refers.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect them without charge at the SEC’s website. We also make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 001-38004);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (No. 001-38004);

•	our Current Reports on Form 8-K, filed on March 4, 2021, March 30, 2021, May 19, 2021, May 26, 2021(other than Item 7.01) and June 23, 2021 (File No. 001-38004);

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our Definitive Proxy Statement on Schedule 14A, filed on April  6, 2021 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020); and

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the description of our common stock contained in our Registration Statement on Form 8-A filed on February 1, 2017, including all amendments and reports filed for the purpose of updating such description (File No. 001-38004).

We also incorporate by reference into this prospectus all other documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

(972) 421-3600

Our reports and documents incorporated by reference herein may also be found under the “Filings—SEC filings” tab of our website at www.invh.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry and our business model, macroeconomic factors beyond our control, competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association fees, and insurance costs, our dependence on third parties for key services, risks related to the evaluation of properties, poor resident selection and defaults and non-renewals by our residents, performance of our information technology systems, risks related to our indebtedness, and risks related to the potential negative impact of the ongoing COVID-19 pandemic on our financial condition, results of operations, cash flows, business, associates, and residents. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Moreover, many of these factors have been heightened as a result of the ongoing and numerous adverse impacts of COVID-19. We believe these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report on Form 10-K”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at https://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus, any accompanying prospectus supplement, in the Annual Report on Form 10-K, and in our other periodic filings with the SEC. The forward-looking statements speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

INVITATION HOMES

We are a leading owner and operator of single-family homes for lease, offering residents high-quality homes in sought-after neighborhoods across America. With over 80,000 homes for lease in 16 markets across the country as of June 30, 2021, we are meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools. Our mission statement, “Together with you, we make a house a home,” reflects our commitment to high-touch service that continuously enhances residents’ living experiences and provides homes where individuals and families can thrive.

We operate in markets with strong demand drivers, high barriers to entry, and high rent growth potential, primarily in the Western United States, Florida, and the Southeast United States. Through disciplined market and asset selection, as well as through strategic mergers and acquisitions, we designed our portfolio to capture the operating benefits of local density as well as economies of scale that we believe cannot be readily replicated. Since our founding in 2012, we have built a proven, vertically integrated operating platform that enables us to effectively and efficiently acquire, renovate, lease, maintain, and manage our homes.

We invest in markets that we expect will exhibit lower new supply, stronger job and household formation growth, and superior net operating income growth relative to the broader U.S. housing and rental markets. Within our 16 markets, we target attractive neighborhoods in in-fill locations with multiple demand drivers, such as proximity to major employment centers, desirable schools, and transportation corridors. As of June 30, 2021, our homes averaged approximately 1,870 square feet with three bedrooms and two bathrooms, appealing to a resident base that we believe is less transitory than the typical multifamily resident. We invest in the upfront renovation of homes in our portfolio in order to address capital needs, reduce ongoing maintenance costs, and drive resident demand. The in-fill locations and high quality of our homes and service further differentiate our resident experience, which we continue to refine.

For a description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Invitation Homes Inc. was incorporated in Delaware on October 4, 2016. Effective February 6, 2017, Invitation Homes Inc. converted, pursuant to Maryland and Delaware law, from a Delaware corporation to a Maryland corporation. Invitation Homes Operating Partnership LP was formed in Delaware on December 14, 2016. All of our assets are held by, and all of our operations are conducted through, the Operating Partnership, either directly or through subsidiaries. Invitation Homes OP GP LLC, a wholly owned subsidiary of Invitation Homes Inc., is the sole general partner of the Operating Partnership and was formed in Delaware on December 14, 2016. IH Merger Sub, LLC, a wholly owned subsidiary of Invitation Homes Inc., is a limited partner of the Operating Partnership and was formed in Delaware on August 8, 2017. Our principal executive offices are located at 1717 Main Street, Suite 2000, Dallas, Texas 75201 and our telephone number is (972) 421-3600.

RISK FACTORS

Investing in the securities involves significant risks. Before you make a decision to buy any of these securities, in addition to the other information contained in this prospectus and in the applicable prospectus supplement, you should carefully consider the risks and uncertainties described in the section entitled “Risk Factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, as updated in our subsequent periodic filings with the SEC, which have been or will be incorporated by reference into this prospectus and the applicable prospectus supplement.

GUARANTOR DISCLOSURES

Invitation Homes Inc., the General Partner and/or IH Merger Sub may, on a joint and several basis, guarantee debt securities of the Operating Partnership as described in “Description of Debt Securities.” Any such guarantees by Invitation Homes Inc., the General Partner and/or IH Merger Sub will be full, irrevocable, unconditional and absolute joint and several guarantees to the holders of each series of such outstanding guaranteed debt securities. Invitation Homes Inc. owns all of its assets and conducts all of its operations through the Operating Partnership, and the Operating Partnership, the General Partner and IH Merger Sub are consolidated subsidiaries of Invitation Homes Inc. in its consolidated financial statements.

In March 2020, the SEC adopted amendments to Rule 3-10 of Regulation S-X and created Rule 13-01 to simplify disclosure requirements related to certain registered securities. The amendments became effective on January 4, 2021. Invitation Homes Inc., the Operating Partnership, the General Partner and IH Merger Sub have filed this prospectus with the SEC registering, among other securities, debt securities of the Operating Partnership, which may be fully and unconditionally guaranteed, on a joint and several basis, by Invitation Homes Inc., the General Partner and/or IH Merger Sub. As a result of the amendments to Rule 3-10 of Regulation S-X, subsidiary issuers of obligations guaranteed by the parent are not required to provide separate financial statements, provided that the subsidiary obligor is consolidated into the parent company’s consolidated financial statements, the parent guarantee is “full and unconditional” and, subject to certain exceptions as set forth below, the alternative disclosure required by Rule 13-01 is provided, which includes narrative disclosure and summarized financial information. Accordingly, separate consolidated financial statements of the Operating Partnership, the General Partner and IH Merger Sub have not been presented.

Furthermore, as permitted under Rule 13-01(a)(4)(vi) of Regulation S-X, we have excluded the summarized financial information for the Operating Partnership, the General Partner and IH Merger Sub, because the combined assets, liabilities and results of operations of Invitation Homes Inc., the Operating Partnership, the General Partner and IH Merger Sub are not materially different than the corresponding amounts in Invitation Homes Inc.’s consolidated financial statements incorporated by reference herein, and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.

USE OF PROCEEDS

Except as otherwise set forth in the applicable prospectus supplement, we and the Operating Partnership, as the case may be, intend to use the net proceeds from sales of the securities for general corporate purposes, which may include, but are not limited to, funding for working capital, repayment of indebtedness, capital expenditures, repurchases of our capital stock and acquisitions.

DESCRIPTION OF STOCK

The following summary of the terms of our common stock is qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and the Maryland General Corporation Law (the “MGCL”). See “Where You Can Find More Information.”

Under “Description of Stock,” “we,” “us,” “our” and “our company” refer to Invitation Homes Inc. and not to any of its subsidiaries.

General

Our charter authorizes us to issue up to 9,000,000,000 shares of common stock, $0.01 par value per share, and up to 900,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes a majority of our entire board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Common Stock. Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “—Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to vote on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of our common stock are entitled to receive dividends and other distributions as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends and other distributions. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences senior to those of the common stockholders, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our common stock generally have no appraisal rights. All shares of our common stock outstanding as of the date hereof are fully paid and nonassessable and have equal dividend and liquidation rights. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future.

Voting Rights. Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.” In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Preferred Stock

We are authorized to issue up to 900,000,000 shares of preferred stock, $0.01 par value per share. We may issue shares of preferred stock from time-to-time, in one or more classes or series, as authorized by our board of directors. Prior to issuance of shares of each class or series, the board of directors is required by the MGCL and our charter to fix for each class or series, the preferences, conversion or other rights, voting power, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a change of control or other transaction that holders of shares of our outstanding common stock might believe to be in their best interests or in which holders of some, or a majority of, shares of our outstanding common stock might receive a premium for their shares over the then market price of our common stock.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include, where applicable:

•	the title and par value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for an auction and remarketing, if any, of the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	information with respect to book-entry registration procedures, if any;

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the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for our common stock, preferred stock or other securities, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of federal income tax consequences applicable to the preferred stock;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to assist us in qualifying as a REIT or otherwise;

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the priority of the preferred stock with all series of preferred stock ranking on a parity with each other unless otherwise specified in the charter and that the preferred stock will rank senior to common stock with respect to payment of dividends and distribution of assets upon liquidation; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock, preferred stock or other securities will be stated in the prospectus supplement relating to the preferred stock. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of preferred stock would be subject to adjustment.

Power to Reclassify and Issue Stock

Our board of directors may, without any action by the holders of our common stock, classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the holders of our common stock, and authorize us to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or 9.8% of our outstanding stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquiror or another individual or entity to own our stock in excess of the ownership limit.

Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would (or, in the sole judgment of our board of directors, could) not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT or would (or, in the sole judgment of our board of directors, could) not result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or ruling of the Internal Revenue Service (the “IRS”) satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not be effective to any person whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our charter also prohibits:

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any person from beneficially or constructively owning shares of our stock that would (or, in the sole judgment of our board of directors, could) result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

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any person from transferring shares of our stock if the transfer would (or, in the sole judgment of our board of directors, could) result in shares of our stock being beneficially owned by fewer than 100 persons; and

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any person from beneficially owning shares of our stock to the extent such ownership would (or, in the sole judgment of our board of directors, could) result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Our charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice to us of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter that relate to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines in its sole and absolute discretion that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with any specific restriction or limitation is no longer required in order for us to qualify as a REIT.

Our charter provides that any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, and the intended transferee shall acquire no rights in such shares. Our charter provides that any attempted transfer of our stock that, if effective, would (or, in the sole judgment of our board of directors, could) result in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would (or, in the sole judgment of our board of directors, could) have resulted in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. Our charter provides that the trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to the trustee as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole and absolute discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•

the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price (i.e., in the case of a devise or gift), the market price of the shares on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee pursuant to the terms of our charter. The trustee must immediately distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trustee, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•

the price per share in the transaction that resulted in the transfer to the trust or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price (i.e., in the case of a devise or gift), the market price of the shares on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee pursuant to the terms of our charter.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held; provided, that a stockholder of record who holds outstanding shares of our stock as nominee for another person, which other person is required to include in gross income the dividends or distributions received on such shares (an “Actual Owner”), must give written notice to us stating the name and address of such Actual Owner and the number of shares of our stock of such Actual Owner with respect to which the stockholder of record is nominee. Each such owner also must promptly provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “INVH.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws is qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the MGCL. See “Where You Can Find More Information.”

Under “Certain Provisions of Maryland Law and of Our Charter and Bylaws,” “we,” “us,” “our” and “our company” refer to Invitation Homes Inc. and not to any of its subsidiaries.

Election and Removal of Directors

Our charter and bylaws provides that the number of our directors may be established only by our board of directors but may not be more than 15 or fewer than the minimum number permitted by the MGCL, which is one. There will be no cumulative voting in the election of directors, and a director will be elected by a plurality of the votes cast in the election of directors.

Our charter provides that, except as may be provided by the terms of any class or series of our stock, any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the board of directors.

Our charter provides that, except as may be provided by the terms of any class or series of our stock, a director may be removed with or without cause by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors.

Amendment to Charter and Bylaws

Except as described below and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended by our board of directors or by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors. In addition, the provisions of our bylaws (i) prohibiting our board of directors from revoking, altering or amending its resolution exempting any business combination from the “business combination” provisions of the MGCL and (ii) exempting any acquisition of our stock by any person from the “control share” provisions of the MGCL, in each case, must be approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any transactions between us and any other person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations involving us. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with this resolution, with the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. In the event that this resolution is revoked, business combinations between us and an interested stockholder or an affiliate of an interested stockholder that are not exempted by our board of directors would be subject to the five-year prohibition and the super-majority vote requirements.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if the corporation holds a meeting of stockholders at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares, and the board of directors is not permitted to amend this provision of our bylaws without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•	a classified board;

•	a two-thirds vote of outstanding shares to remove a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and that such director filling the vacancy serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is duly elected and qualifies; and

•	a provision that a special meeting of stockholders must be called upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

We elected in our charter to be subject to the provision of Subtitle 8 providing that vacancies on our board of directors may be filled only by the remaining directors. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors or increase the vote required to remove a director without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. We do not currently have a classified board, and a director may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors and (2) require the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called either by our board of directors, the chairman of our board of directors or our president, chief executive officer or secretary as described below under the caption “—Special Meetings of Stockholders”).

Special Meetings of Stockholders

Our board of directors, the chairman of our board of directors or our president, chief executive officer or secretary may call a special meeting of our stockholders. Our charter and bylaws provide that a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter authorizes and our bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted. All stockholders not consenting to an action taken without a meeting must receive notice of the action within 10 days of the effective date of the action.

Competing Interests and Activities of Our Non-Employee Directors

Our charter, to the maximum extent permitted from time to time by Maryland law, renounces any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by our directors or their affiliates, other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as a director.

Our charter provides that, to the maximum extent permitted from time to time by Maryland law, any director who is not employed by us or any of his or her affiliates, will not have any duty to refrain from (1) engaging, directly or indirectly, in similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing, directly or indirectly, with us or our affiliates and each of our non-employee directors, and any of his or her respective affiliates, may (a) acquire, hold and dispose of shares of our stock or other equity interests, including units of limited partnership interests in the Operating Partnership, for his, her or its own account or for the account of others, and exercise all of the rights of a stockholder of us or a limited partner of the Operating Partnership, to the same extent and in the same manner as if he, she or it were not our director or stockholder, and (b) in his, her or its personal capacity, or in his or her capacity as a director, officer, trustee, stockholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage, directly or indirectly, in business activities that are similar to ours or compete, directly or indirectly, with us, that we could seize and develop or that include the acquisition, syndication, holding, management, development, operation or disposition of interests in mortgages, real property or persons engaged in the real estate business. In addition, our charter provides that, to the maximum extent permitted from time to time by Maryland law, in the event that any non-employee director or any of his or her respective affiliates acquires knowledge of a potential transaction or other business opportunity, no such person will have any duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and such person may take any such opportunity for himself, herself or itself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as our director.

Furthermore, our charter contains a provision intended to eliminate the liability of any director who is not employed by us or any of their affiliates to us or our stockholders for money damages in connection with any benefit received, directly or indirectly, from any transaction or business opportunity that we have renounced in our charter or otherwise and permit our directors and officers to be indemnified and advanced expenses, notwithstanding his or her receipt, directly or indirectly, of a personal benefit from any such transaction or opportunity.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the annual meeting, at the time of provision of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

Our bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders at which directors are to be elected may be made only (1) by or at the direction of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the special meeting, at the time of provision of notice and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and of the nominees of our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Stock—Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock without the approval of our board of directors. These provisions may delay, defer or prevent a change in control of us. Further, a majority of our entire board of directors (without any action by our stockholders) has the power to increase the aggregate number of authorized shares and classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the captions “Description of Stock—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of our common stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws also provide that the number of directors may be established only by our board of directors, and vests in our board of directors the exclusive power to fill any vacancy. These provisions prevent our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Special Meetings of Stockholders,” “—Stockholder Action by Written Consent” and “—Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, act by written consent, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, acting by written consent, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our charter and bylaws, including the exclusive forum provisions in our bylaws.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to us and our stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter authorizes us to indemnify any person who serves or has served, and our bylaws obligate us to indemnify any individual who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service:

•	as our director or officer; or

•

while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter and bylaws against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

DESCRIPTION OF DEPOSITARY SHARES

The following description of shares represented by depositary shares sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. For more information, you should review the relevant form of deposit agreement and relevant form of depositary receipts, which are or will be filed with the SEC.

General

We may elect to have shares represented by depositary shares. The shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a class or series of depositary shares will set forth the name and address of this share depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the share represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares, or fraction thereof, as described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares (but only in whole shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Unless otherwise specified in the applicable prospectus supplement, the depositary agreement, the depositary shares and the depositary receipts will be governed by and construed in accordance with the law of the State of New York.

Dividends and Other Distributions

The share depositary will distribute all cash dividends or other cash distributions in respect of the shares to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

If there is a distribution other than in cash in respect of the shares, the share depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the share depositary determines that it is not feasible to make such a distribution. In that case, the share depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the share depositary are required to withhold on account of taxes.

Conversion and Exchange

If any share underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

Whenever we redeem a share held by the share depositary, the share depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

Upon receipt of notice of any meeting at which the holders of any shares underlying the depositary shares are entitled to vote, the share depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the shares) may then instruct the share depositary as to the exercise of the voting rights pertaining to the number of shares underlying that holder’s depositary shares. The share depositary will try to vote the number of shares underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the share depositary deems necessary to enable the share depositary to do so. The share depositary will abstain from voting the shares to the extent that it does not receive specific written instructions from holders of depositary receipts representing the share.

Record Date

Whenever

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the shares; or

•

the share depositary receives notice of any meeting at which holders of shares are entitled to vote or of which holders of such shares are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any such share, the share depositary will in each instance fix a record date (which will be the same as the record date for the shares) for the determination of the holders of depositary receipts who will be entitled to:

•	receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•	give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We and the share depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the share depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying shares has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Share Depositary

We will pay all charges of the share depositary, including charges in connection with the initial deposit of the shares, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the share is entitled to vote, withdrawals of the share by the holders of depositary receipts or redemption or conversion of the share, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing shares.

Miscellaneous

Neither we nor the share depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the share depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the share depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares unless satisfactory indemnity is furnished. We and the share depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine. The share depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor share depositary and the successor depositary has not accepted its appointment within 60 days after the share depositary delivered a resignation notice to us, the share depositary may terminate the deposit agreement. See “—Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF PURCHASE CONTRACTS

The following description sets forth certain general terms and provisions of the purchase contracts that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any purchase contract that we may offer and the related agreements will be described in the prospectus supplement relating to those purchase contracts. For more information, you should review the relevant form of purchase contract and the relevant form of pledge agreement for purchase contracts, if any, which are or will be filed with the SEC.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

•

whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

•	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

•	any provisions relating to any security provided for the purchase contracts;

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

•	whether the purchase contracts will be issued in fully registered or global form; and

•	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

The following description sets forth certain general terms and provisions of the units that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the units that we may offer and the related agreements will be described in the prospectus supplement relating to those units. For more information, you should review the relevant form of unit agreement and the relevant form of unit certificate, if any, which are or will be filed with the SEC.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms and provisions of the warrants that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the warrants that we may offer and the related agreements will be described in the prospectus supplement relating to those warrants. For more information, you should review the relevant form of warrant agreement and the relevant form of warrant certificate, if any, which are or will be filed with the SEC.

General

We may issue warrants to purchase our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•

our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

As used in this “Description of Debt Securities,” references to “we,” “our” or “us” refer either to Invitation Homes Inc. or the Operating Partnership, as the case may be, as the issuer of the applicable series of debt securities and not to any subsidiaries, unless otherwise expressly stated or the context otherwise requires, and references to the “General Partner” refer solely to Invitation Homes OP GP LLC, a Delaware limited liability company, which is a wholly owned subsidiary of Invitation Homes Inc. and the sole general partner of the Operating Partnership.

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees. We will also indicate in the prospectus supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

With respect to any debt securities issued by Invitation Homes Inc., such debt securities will be issued under an indenture between Invitation Homes Inc. and U.S. Bank National Association, as trustee (the “INVH Indenture”). With respect to any debt securities issued by the Operating Partnership, such debt securities will be issued under an indenture among the Operating Partnership, Invitation Homes Inc., the General Partner, IH Merger Sub and U.S. Bank National Association, as trustee (the “Operating Partnership Indenture”). Unless the context otherwise requires, references to the “indenture” shall mean the INVH Indenture and the Operating Partnership Indenture. We have summarized select portions of the indenture below. The summary is not complete. The form of the each indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and you should read the applicable indenture and debt securities carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the board of directors of Invitation Homes Inc. (with respect to debt securities of Invitation Homes Inc.) or the board of directors of Invitation Homes Inc., as the sole member of the sole general partner of the Operating Partnership (with respect to debt securities of the Operating Partnership) and set forth or determined in the manner provided in such resolution, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

Unless otherwise specified in a prospectus supplement, the indenture will designate U.S. Bank National Association as the trustee for the indenture with respect to one or more series of our debt securities. U.S. Bank National Association, or any other specified trustee, may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, to the extent applicable:

•	whether the issuer of the debt securities is Invitation Homes Inc. or the Operating Partnership;

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal on the debt securities is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and any premium and interest on, the debt securities will be payable, the method of such payment, where debt securities may be surrendered for registration of transfer or exchange and where notices and demands to us relating to the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, and any premium and interest on, the debt securities will be made;

•

if payments of principal of, or any premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, or any premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities or any guarantees;

•

any addition to, deletion of or change in the Events of Default (as defined below) described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	a discussion of any additional material U.S. federal income tax considerations applicable to an investment in the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities;

•

whether the debt securities are entitled to the benefits of the guarantee of any guarantor, and whether any such guarantee is made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee;

•	whether a person other than U.S. Bank National Association is to act as trustee;

•	the securities exchange, if any, on which the debt securities may be listed; and

•	any change in the right of the trustee or the right of the requisite holders to declare the principal amount of debt securities due and payable.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and any premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (“DTC”) or a nominee of DTC (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as otherwise set forth in this prospectus or the applicable prospectus supplement, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, DTC, and registered in the name of DTC or a nominee of DTC.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Merger, Consolidation or Sale

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (such person, a “successor person”), unless:

(a)

we are the surviving entity or the successor person (if other than Invitation Homes Inc. or the Operating Partnership, as the case may be) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

(b)	immediately after giving effect to the transaction, no Default (as defined below) or Event of Default, shall have occurred and be continuing.

We must deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and any supplemental indenture comply with the indenture.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the debt securities and the indenture.

Guarantees

Unless otherwise described in the applicable prospectus supplement, the debt securities issued by the Operating Partnership will be fully and unconditionally guaranteed by Invitation Homes Inc., the General Partner and/or IH Merger Sub (together, the “Guarantors”). These guarantees will be joint and several obligations of the Guarantors. If a series of debt securities is so guaranteed, an indenture, or a supplemental indenture thereto, will be executed by the Guarantors. The obligations of the Guarantors under the guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of the guarantee will be set forth in the applicable prospectus supplement.

Merger, Consolidation or Sale of any Guarantor

No Guarantor may consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties to, any other person, unless:

(a)

such Guarantor will be the continuing entity, or the successor entity (if other than such Guarantor) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume the obligations of such Guarantor under the guarantee and the due and punctual performance and observance of all of the covenants and conditions in the indenture; and

(b)	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Such Guarantor must deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and any supplemental indenture comply with the indenture.

Notwithstanding the above, any subsidiary of any Guarantor (including any such subsidiary that is a Guarantor) may consolidate with, merge into or transfer all or part of its properties to such Guarantor and neither an officers’ certificate or an opinion of counsel will be required to be delivered.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of such Guarantor, and such predecessor Guarantor shall be released from all obligations and covenants under the indenture; provided, however, that such predecessor Guarantor shall not be relieved from the obligation, if any, to guarantee the payment of the principal of and interest on the debt securities of such series except in the case of a consolidation, merger, sale, conveyance or transfer of all or substantially all of the property of such Guarantor that is subject to, and that complies with, the provisions described in the immediately preceding paragraphs.

Events of Default

The following events constitute Events of Default, unless otherwise provided by resolution of the board of directors, supplemental indenture or officers’ certificate:

(a)

default in the payment of any interest on any debt security when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to 11:00 a.m., New York City time, on the 30th day of such period);

(b)	default in the payment of principal of any debt security at maturity;

(c)

default in the performance or breach of any covenant or warranty by us under the debt security of that series or the indenture (other than defaults pursuant to paragraph (a) or (b) above or pursuant to a covenant or warranty that has been included in the indenture solely for the benefit of a series of securities other than that series), which default continues uncured for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default;

(d)	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us, or any Guarantor; or

(e)

any other Event of Default provided with respect to debt securities of that series, which is specified in a resolution of the board of directors, a supplemental indenture to the indenture or an officers’ certificate, in accordance with the applicable provisions of the indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our or our subsidiaries’ indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than an Event of Default specified in paragraph (d) above, which shall result in an automatic acceleration), then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of such debt securities) of and accrued and unpaid interest, if any, on all of the debt securities of that series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, will become immediately due and payable. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in principal amount of the outstanding debt securities of that series, by notice in writing to us and the trustee, may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, claim, expense or liability that might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of at least a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities;

(b)

the holders of not less than 25% in principal amount of the outstanding debt securities have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

(c)

such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, claims, expenses and liabilities that might be incurred by the trustee in compliance with such request;

(d)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of at least a majority in principal amount of the outstanding debt securities.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act of 1939), within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the debt securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, money and/or Foreign Government Obligations (as defined below) of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under “—Merger, Consolidation or Sale” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, money and/or Foreign Government Obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or money and/or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. In such a case, we would remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, direct obligations of, or obligations guaranteed by, the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities when:

•	either:

•

all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid) have been delivered to the trustee for cancellation; or

•

all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their maturity within one year, have been called for redemption or are to be called for redemption within one year, or are deemed paid and discharged pursuant to the legal defeasance provisions of the indenture, and we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash or noncallable U.S.

government obligations in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the maturity date or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable under the indenture by us; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under “—Merger, Consolidation or Sale”;

•

to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to reflect the release of a guarantor of the debt securities in accordance with the terms of the indenture; or

•	to add guarantors with respect to any or all of the debt securities or to secure any or all of the debt securities or the guarantees.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a Default or Event of Default in the payment of the principal of, or any premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or any premium or interest on, any debt security payable in any currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, or any premium or interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option; or

•

if the debt securities of that series are entitled to the benefit of a guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of such series waive any past Default under the indenture with respect to that series and its consequences, except a Default in the payment of the principal of, or any premium or interest on, any debt security of that series; provided, however, that the holders of at least a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Regarding the Trustee

Unless otherwise specified in a prospectus supplement, U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the debt securities, subject to replacement at our option as provided in the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others. If an Event of Default occurs and is continuing, the trustee will be required to use the same degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the required percentage under the indenture only after those holders have offered, and, if requested, provided the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee or stockholder will have any liability for any of our obligations under the debt securities, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture, the debt securities and any guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock or debt securities as of the date hereof by U.S. holders and non-U.S. holders, each as defined below. Except where noted, this summary deals only with common stock held as a capital asset and debt securities purchased in this offering by holders for cash at a price equal to the issue price of the debt securities (i.e., the first price at which a substantial amount of the debt securities is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and held as capital assets. This summary does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities (except as described in “—Taxation of Tax-Exempt Holders of Our Common Stock” below), insurance companies, persons holding common stock or debt securities as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who make an election under Treasury Regulations Section 1.1272-3(a) to accrue interest on our debt securities using the constant yield method, persons liable for alternative minimum tax, non-U.S. holders that are qualified shareholders, qualified foreign pension funds, foreign governments or “controlled entities” of foreign governments, investors in pass-through entities, U.S. holders of common stock whose “functional currency” is not the U.S. dollar, U.S. holders who hold debt securities through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate the recognition of any item of gross income with respect to the debt securities as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Code) or persons who acquired their common stock through the exercise of an employee stock option or otherwise as compensation. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock or debt securities, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in our common stock or debt securities should consult their own tax advisors as to the particular U.S. federal income tax consequences relating to the ownership of our common stock and the acquisition, ownership and disposition of the debt securities.

The U.S. federal income tax treatment of holders of our common stock or debt securities depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock or debt securities will depend on the stockholder’s particular tax circumstances. You are urged to consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

Our Taxation as a REIT

We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 2013. We believe that we have been organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

In connection with the filing of this prospectus, Simpson Thacher & Bartlett LLP will render an opinion that, commencing with our initial taxable year ended December 31, 2013, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our actual and proposed method of operation as described in this prospectus has enabled and will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that the opinion of Simpson Thacher & Bartlett LLP will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, income, organizational documents, stockholder ownership, and the present and future conduct of our business and will not be binding upon the IRS or any court. We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of the REIT requirements. The IRS may challenge our status as a REIT, and a court could sustain any such challenge. In addition, the opinion of Simpson Thacher & Bartlett LLP will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of the ownership of our shares, and the percentage of our taxable income that we distribute. Simpson Thacher & Bartlett LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

The sections of the Code and the corresponding regulations that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•

We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

•

For taxable years beginning prior to January 1, 2018, under some circumstances, we may be subject to the “alternative minimum tax” due to our undistributed items of tax preference and alternative minimum tax adjustments.

•

If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate.

•

If due to reasonable cause and not willful neglect we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the highest corporate tax rate.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	If we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for such calendar year;

•	95% of our capital gain net income for such calendar year; and

•	any undistributed taxable income from prior taxable years,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

•

We will be subject to a 100% excise tax on amounts received by us from a TRS (or on certain expenses deducted by a TRS or understated TRS service income) if certain arrangements between us and a TRS of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

•

If we acquire any assets from a non-REIT C corporation in a carryover basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carryover basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the five-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain. As discussed below under “—Built-in Gains of Former C Corporation Assets,” as part of a restructuring completed on January 31, 2017, in connection with our IPO (the “Pre-IPO Transactions”) we acquired certain assets that will be subject to this tax if we dispose of such assets during the five-year period following such Pre-IPO Transactions.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to U.S. federal corporate income tax on its net income.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

(7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8) that meets other tests, described below, regarding the nature of its income and assets, and annual distribution requirements.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. We believe that we have maintained and will maintain sufficient diversity of ownership to allow us to continue to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the ownership and transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our stock are described in “Description of Stock—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock (as discussed below), and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below (see “—Asset Tests”), the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned directly or indirectly by the REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. All assets, liabilities and items of income, deduction and credit of qualified REIT subsidiaries and disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly owned by us (e.g., if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary, or a TRS, is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a TRS. The separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, a TRS generally is subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. In addition, if a

TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Income earned by a TRS is not attributable to the REIT. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat dividends paid to us from such TRS, if any, as income. This income can affect our income and asset tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a TRS without affecting our status as a REIT. For example, we may use TRSs to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

Several provisions of the Code regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a TRS if the IRS were to assert successfully that the economic arrangements between us and a TRS are not comparable to similar arrangements among unrelated parties.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on obligations secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other qualifying REITs;

•

gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property, and including gain from the sale of certain personal property ancillary to such real property) other than property held primarily for sale to customers in the ordinary course of our trade or business;

•	abatements and refunds of taxes on real property;

•	income and gain derived from foreclosure property (as described below);

•

amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•

interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75%

gross income test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “—Our Taxation as a REIT.”

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of earnings and profits of the distributing corporation. Our dividend income from stock in any corporation (other than any REIT) and from any TRS will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. The dividends that we receive from any REITs in which we own stock and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

All interest income (as defined above) qualifies under the 95% gross income test. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. For taxable years beginning after December 31, 2015, all interest earned on a mortgage loan secured by both real property and personal property shall be treated as qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

Hedging Transactions. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods specified in Treasury regulations, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods or (iii) in connection with the effective termination of certain hedging transactions described above, will be excluded from gross income for purposes of both the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, whether or not income from a hedge is excluded for purposes of the income tests, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging will not adversely affect our ability to satisfy the REIT qualification requirements.

We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Rents from Real Property. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, the nature of the property leased and any services provided in connection with the property. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, or modified, if such modification increases the rents due under such lease. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. We may, however, render services to our tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may also own a TRS which provides non-customary services to tenants without tainting our rental income from the related properties.

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

We intend to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor” who is adequately compensated and from which we do not derive revenue. However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.

Prohibited Transactions Tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds as primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset as primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We cannot assure you that we will comply with certain safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of such corporation at regular corporate income tax rates. We intend to structure our activities to avoid prohibited transaction characterization.

Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets:

1.	at least 75% of the value of our total assets must be represented by the following:

a.

interests in real property, including leaseholds and options to acquire real property and leaseholds (including, for the avoidance of doubt, personal property leased with real property to the extent rents attributable to such personal property would be treated as rents from real property as described above under “—Income Tests”);

b.	interests in mortgages on real property;

c.	stock in other qualifying REITs;

d.	debt instruments issued by publicly offered REITs;

e.	cash and cash items (including certain receivables);

f.	government securities;

g.

investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

h.

regular or residual interests in a Real Estate Mortgage Investment Conduit (“REMIC”). However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under U.S. federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

2.	not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

3.

except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4.	except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of any one issuer’s outstanding voting securities.

5.

except for securities of TRSs and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below or for certain other exceptions noted below.

6.	not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.

7.	not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our controlled TRSs, as defined in the Code, hold any securities of the corporate or partnership issuer that (i) are not straight debt or other excluded securities (prior to the application of this rule), and (ii) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.

Stock that we hold or acquire in other qualifying REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements for a particular tax quarter to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect and (iii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. A REIT that relies on this relief provision must pay a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•

the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

•

the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made.

If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements and we expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of items of income and deduction of expenses by us for U.S. federal income tax purposes. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets or for other reasons. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of other property (including, for example, shares of our own stock).

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

If our taxable income for a particular year is subsequently determined to have been understated, under some circumstances we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset (directly or indirectly) from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation, the REIT may be subject to an entity-level tax (“built-in gains tax”) upon a taxable disposition during a five-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.”

As part of the Pre-IPO Transactions, we acquired assets with built-in gains through contributions by our pre-IPO owners. These transactions, taken together, were intended to qualify as tax-free under Section 351 of the Code, with the result that we took a carryover tax basis in the assets acquired. Any such assets acquired by us in carryover basis transactions from a C corporation (directly or indirectly) will be subject to built-in gains tax upon a taxable disposition of any such assets during the applicable five-year recognition period.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income is income earned by a TRS that is attributable to services provided to us, or on our behalf to any of our tenants, that is less than the amounts that would have been charged based upon arms’ length negotiations.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

If we fail to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.

If we fail to qualify for taxation as a REIT in any taxable year for which the applicable period for assessment has not expired and the relief provisions do not apply, we will be subject to tax, including, for taxable years beginning prior to January 1, 2018, any applicable alternative minimum tax, on our taxable income as a corporation. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced income tax rates on such dividends. Unless we are entitled to relief under specific statutory provisions, we also (i) will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost and (ii) for the five years following our re-election of REIT status, upon a taxable disposition of an asset we owned as of such re-election, will be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Tax Aspects of the Operating Partnership and Subsidiaries

General. All of our investments are held through the Operating Partnership. In addition, the Operating Partnership holds certain investments indirectly through subsidiary partnerships and limited liability companies which are treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. A partner in such entities that is a REIT will include in its income its share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of its REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, it will include its pro rata share of assets held by the Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on its capital interest in each such entity.

Entity Classification. Our interests in the Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for U.S. federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury regulations. If the Operating Partnership or a subsidiary partnership or limited liability company were treated as a publicly traded partnership and did not otherwise satisfy the requirements of an exemption from corporate treatment for certain publicly traded partnerships whose income is derived primarily from certain passive sources, then it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet the REIT asset and income tests. In addition, a change in the tax status of the Operating Partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We do not anticipate that any subsidiary partnership or limited liability company (including the Operating Partnership) will be treated as a publicly traded partnership which is taxable as a corporation.

Legislation was enacted that significantly changes the rules for U.S. federal income tax audits of partnerships. Such audits will continue to be conducted at the entity level, but with respect to tax returns for taxable years beginning after December 31, 2017, unless such entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under an alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any of our subsidiary partnerships or limited liability companies (including the Operating Partnership) is able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will be eligible to make such an election or that it will, in fact, make such an election for any given adjustment. Many issues and the overall effect of this new legislation on us are uncertain.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time.

These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets (or services) are contributed in exchange for a new partnership interest.

Appreciated property was contributed to the Operating Partnership in exchange for interests in the Operating Partnership in connection with certain merger transactions taking place on November 16, 2017 whereby (i) Starwood Waypoint Homes merged with and into IH Merger Sub, with IH Merger Sub surviving, and (ii) Starwood Waypoint Homes Partnership, L.P. merged with and into the Operating Partnership, with the Operating Partnership surviving. Other persons also may contribute property with book-tax differences to the Operating Partnership in exchange for interests in the Operating Partnership, and book-tax differences may arise with respect to existing assets whenever we issue new interests in the Operating Partnership. The partnership agreement requires that allocations with respect to book-tax differences be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. The Operating Partnership will account for any book-tax differences using any method approved under Section 704(c) of the Code and the applicable Treasury regulations as chosen by the General Partner under the partnership agreement.

In connection with contributions of properties from third parties, the General Partner may agree to use the “traditional method” under Section 704(c) of the Code. Under the traditional method, the carryover basis of contributed interests in the properties in the hands of the Operating Partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of REITs in General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements Applicable to REITs.”

Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Subsidiary REITs. We may hold interests in subsidiaries intended to qualify as REITs for U.S. federal income tax purposes, and, prior to our acquisition of its assets in our Pre-IPO Transactions, substantially all of IH2 Property Holding Inc.’s assets consisted of stock of Preeminent Holdings Inc., which intended to qualify as a REIT. If any REIT in which we hold (or held) an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below. Investments in other REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets and, in the case of subsidiary REITs acquired by purchase, reliance on the seller’s compliance with the REIT requirements for periods prior to acquisition.

Taxation of U.S. Holders of Our Common Stock

U.S. Holder. As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your advisors. A “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Distributions Generally. As long as we qualify as a REIT, distributions made by us to our taxable U.S. holders out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions. Under the “Tax Cuts and Jobs Act”, U.S. holders that are individuals, trusts and estates generally may deduct 20% of “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates). The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. The deduction, if allowed in full, equates to a maximum effective U.S. federal income tax rate on ordinary REIT dividends of 29.6%. Without further legislation, the deduction would sunset after 2025.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the U.S. holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends” to the extent that such distributions do not exceed our actual net capital gain for the taxable year. Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund to the extent that the tax paid by us exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We must classify portions of our designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a rate of up to 20%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be comprised proportionately of dividends of a particular type.

Passive Activity Loss and Investment Interest Limitation. Distributions that we make and gains arising from the disposition of our common stock by a U.S. holder will not be treated as passive activity income, and therefore

U.S. holders will not be able to apply any “passive activity losses” against such income. Dividends paid by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

Qualified Dividend Income. Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations such as TRSs, our “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any U.S. federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. The dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if we designate certain dividends as qualified dividend income to our stockholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend.

Other Tax Considerations. To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Sales of Our Common Stock. Upon any taxable sale or other disposition of our common stock, a U.S. holder of our common stock will recognize gain or loss for U.S. federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket.

In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Medicare Tax. Certain U.S. holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which includes net gain from a sale or exchange of common stock and income from dividends paid on common stock. U.S. holders are urged to consult their own tax advisors regarding the Medicare tax.

Taxation of Non-U.S. Holders of Our Common Stock

The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of the common stock, including any reporting requirements.

Distributions. Distributions by us to a non-U.S. holder on our common stock that are neither attributable to gain from sales or exchanges by us of “United States real property interests” nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal withholding tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a holder’s trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. federal income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or Form W-8BEN-E with us evidencing eligibility for that reduced rate is filed with us; or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common stock will reduce the non-U.S. holder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax. Such distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock.” We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our common stock constitutes a United States real property interest with respect to such non-U.S. holder, as described below under “—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock.” This withholding would apply even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend (but in the case of a treaty eligible holder will generally not withhold at a rate less than 15%). However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation unless:

•

the investment in the common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

However, notwithstanding that such capital gain dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury Regulations might be construed to require us to withhold on such capital gain dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of the capital gain dividend, or, if greater, the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of a distribution that could have been designated as a capital gain dividend (although any amounts withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability).

Under the Foreign Investment in Real Estate Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to a United States real property interest if we held an interest in the underlying asset solely as a creditor.

We will be required to withhold and remit to the IRS the highest rate of U.S. federal income tax applicable to each non-U.S. holder, based on the status of such holder, of any distributions to non-U.S. holders that are attributable to gains from sales or exchanges by us of United States real property interests. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

However, the above withholding tax on distributions attributable to gains from sales or exchanges by us of United States real property interests will not apply to any distribution with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such distribution. Instead, such distribution will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Holders of Our Common Stock—Distributions” (applied without regard to the provisions dealing with distributions attributable to gains from sales or exchanges by us of United States real property interests). Also, the branch profits tax will not apply to such a distribution. We expect that our common stock will be “regularly traded” on an established securities exchange.

Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S.

holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual U.S. federal income tax liability. If we were to designate a portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

Sales of Our Common Stock. Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

•

the investment in our common stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our common stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

Our common stock will constitute a United States real property interest unless we are a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (a “domestically controlled REIT”). We are and will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders.

As described above, our charter contains restrictions designed to protect our status as a domestically controlled REIT, and we believe that we are and will remain a domestically controlled REIT, and that a sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock is publicly traded no assurance can be given that we are or will be a domestically controlled REIT at any time. Even if we were not a domestically controlled REIT, a sale of common stock by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a United States real property interest if:

•	our common stock were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

•

the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

We expect that our common stock will be regularly traded on an established securities market. If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

U.S. Federal Income Tax Returns. If a non-U.S. holder is subject to taxation under FIRPTA on proceeds from the sale of our common stock or on capital gain distributions, the non-U.S. holder will be required to file a U.S. federal income tax return. Prospective non-U.S. holders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of our common stock, including any reporting requirements.

Taxation of Tax-Exempt Holders of Our Common Stock

Provided that a tax-exempt holder has not held its common stock as “debt-financed property” within the meaning of the Code, the dividend income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property within the meaning of the Code or holds the stock primarily for sale to customers in the ordinary course of a trade or business.

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•

it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•

either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (e.g., if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts).

Taxation of U.S. Holders of Debt Securities

The following summary will apply to you if you are a U.S. holder, as defined above in “Taxation of U.S. Holders of Our Common Stock,” of the debt securities, and assumes our debt securities are being issued without original issue discount for U.S. federal income tax purposes.

Interest on the Debt Securities. Interest on the debt securities generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of the Debt Securities. U.S. holders will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a debt security in an amount equal to the difference, if any, between the amount realized on such disposition and such U.S. holder’s adjusted tax basis in the debt security. The amount realized will include the amount of any cash and the fair market value of any other property received for the debt security. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a debt security is attributable to accrued but unpaid interest on the debt security, this amount generally will not be included in the “amount realized” but will instead be treated in the same manner as described above in “—Interest on the Debt Securities.” A U.S. holder’s adjusted tax basis in the debt security will generally equal the amount you paid for the debt security. Any gain or loss will be long-term capital gain or loss if a U.S. Holder held the debt security for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitations.

Medicare Tax. An additional 3.8% tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the debt securities, less certain deductions. U.S. holders should consult their tax advisors with respect to this additional tax and its applicability in light of their particular circumstances.

Taxation of Non-U.S. Holders of Debt Securities

The following summary will apply to you if you are a non-U.S. holder, as defined above in “Taxation of U.S. Holders of Our Common Stock,” of the debt securities, and assumes our debt securities are being issued without original issue discount for U.S. federal income tax purposes.

Interest on the Debt Securities. Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the debt securities under the “portfolio interest rule,” provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, with respect to debt securities issued by INVH, or 10% or more of the Operating Partnership’s capital or profits interests, with respect to debt securities issue by the Operating Partnership, in each case within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your debt securities through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or Gain Effectively Connected with a U.S. Trade or Business”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of a debt security.

Disposition of the Debt Securities. Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement or other taxable disposition of a debt security generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain generally will be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you generally will be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

Income or Gain Effectively Connected with a U.S. Trade or Business. If you are engaged in a trade or business in the United States and interest on the debt securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you generally will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code (although you will be exempt from the 30% United States federal withholding tax described above, provided the certification requirements discussed above in “—Interest on the Debt Securities” are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Backup Withholding Tax and Information Reporting

U.S. Holders of Common Stock. In general, information reporting requirements will apply to payments of dividends and payments of the proceeds of the sale of our common stock held by U.S. holders, unless an exception applies. The payor is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, a payor of the dividends on our common stock is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. A U.S. holder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their U.S. status to us. Some U.S. holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is timely furnished to the IRS. The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

U.S. Holders of Debt Securities. Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, debt securities held by U.S. holders, and backup withholding generally will apply to such payments unless U.S. holders provide to the applicable withholding agent their taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed such U.S. holder’s actual U.S. federal income tax liability and such U.S. holder timely provides the required information or appropriate claim form to the IRS.

Non-U.S. Holders of Our Common Stock. Generally, information reporting will apply to payments of interest and dividends on our common stock to a non-U.S. holder, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker by a non-U.S. holder will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Non-U.S. Holders of Debt Securities. Payments to non-U.S. holders of interest on a debt security, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such non-U.S. holder. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which a non-U.S. holder resides or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to non-U.S. holders of interest on a debt security if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Debt Securities” is duly provided or such non-U.S. holder otherwise establishes an exemption.

Payment of the proceeds from the disposition of a debt security effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless a non-U.S. holder properly certifies under penalties of perjury as to its foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met or such non-U.S. holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a debt security effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that a non-U.S. holder is not a United States person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of a debt security effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed such non-U.S. holder’s actual U.S. federal income tax liability and such non-U.S. holder timely provides the required information or appropriate claim form to the IRS.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State and Local Taxes

We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Additional FATCA Withholding Requirements

Under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to “withholdable payments” (as defined in the Code), including any dividends on our common stock and payments of interest on the debt securities paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend or interest payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of common stock or a debt security on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of common stock or debt securities might be eligible for refunds or credits of such taxes. You are urged to consult your tax advisor regarding the effects of FATCA on your investment in the common stock or debt securities.

PLAN OF DISTRIBUTION

We and the Operating Partnership may sell the securities described in this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange on which the securities may be listed at the time of sale, including the NYSE (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer may attempt to sell a block of the securities as agent or may position and resell all or a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the securities;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, and/or the settlement of margin transactions;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale or by any other legally available means.

We and the Operating Partnership may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. To the extent required, a prospectus supplement will describe the terms of any sale of securities we or the Operating Partnership, as applicable, are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

To the extent required, the applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated prices. Underwriters may be deemed to have received compensation from us or the Operating Partnership, as applicable, from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at-the-market offering of securities by or on our or the Operating Partnership’s behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise specified in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

To the extent required, we and the Operating Partnership, as applicable, will name any agent involved in a sale of securities, as well as any commissions payable by us or the Operating Partnership, as applicable, to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If we or the Operating Partnership utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we or the Operating Partnership, as applicable, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We and the Operating Partnership may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us, the Operating Partnership or our affiliates in the ordinary course of business.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriters that purchase the securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We and the Operating Partnership make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Venable LLP, Baltimore, Maryland will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of common stock and preferred stock. Certain legal matters will be passed upon for the Operating Partnership, the General Partner and IH Merger Sub by Sidley Austin LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Invitation Homes Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Invitation Homes Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Invitation Homes Operating Partnership LP

$600,000,000    2.300% Senior Notes Due 2028

$400,000,000    2.700% Senior Notes Due 2034

guaranteed by

Invitation Homes Inc.

Invitation Homes OP GP LLC

IH Merger Sub, LLC

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities

Deutsche Bank Securities

Goldman Sachs & Co. LLC

BofA Securities

Credit Suisse

J.P. Morgan

Mizuho Securities

PNC Capital Markets LLC

Co-Managers

Citigroup

KeyBanc Capital Markets

Morgan Stanley

RBC Capital Markets

BMO Capital Markets

BNP PARIBAS

BNY Mellon Capital Markets, LLC

Capital One Securities

Raymond James

Regions Securities LLC

Scotiabank

US Bancorp

Academy Securities

Comerica Securities

Ramirez & Co., Inc.

November 1, 2021